UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

MANHATTAN ASSOCIATES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MANHATTAN ASSOCIATES, INC.
2300 Windy Ridge Parkway, Suite 1000
Atlanta, Georgia 30339
(770) 955-7070
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2011
NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 19, 2011 (the “Annual Meeting”), to consider and act upon:
1.	the election of a Class I Director to the Company’s Board of Directors;
2.	a proposal to amend the Company’s 2007 Stock Incentive Plan, as amended, to increase the number of shares of common stock issuable under the plan;
3.	a non-binding resolution to approve the compensation of the Company’s named executive officers;
4.	a non-binding resolution to determine the frequency of future advisory votes on executive compensation;
5.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and
6.	such other business as may properly come before the Annual Meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on March 31, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
By Order of the Board of Directors,
/s/ David K. Dabbiere
David K. Dabbiere
Senior Vice President, Chief Legal Officer and Secretary
April 15, 2011
Atlanta, Georgia
IMPORTANT
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET, BY TELEPHONE, OR MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2011:
The proxy statement and annual report to shareholders are available at http://www.manh.com/proxy11

Notice of annual meeting of shareholders

Information Concerning Solicitation and Voting	3

Security Ownership of Certain Beneficial Owners and Management	4

Proposal 1

Election of Class I Director	6

Compensation Discussion and Analysis	13

Executive Compensation	21

Compensation Committee Interlocks and Insider Participation	27

Section 16(A) Beneficial Ownership Reporting Compliance	27

Compensation Committee Report on Executive Compensation	27

Policy on Related Party Transactions	27

Audit Committee Report	28

Proposal 2

Approval an Amendment to Increase the Number of Shares of Common Stock Issuable under the Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended	29

Proposal 3

Resolution to Approve Executive Compensation	39

Proposal 4

Resolution to Determine the Frequency of Future Advisory Votes on Executive Compensation	41

Proposal 5

Ratification of Appointment of Independent Registered Public Accounting Firm	42

Shareholder Proposals	42

Communication with Directors	43

Form 10-K Exhibits	43

Other Matters	43

Annex A Proposed Amendment to Company’s 2007 Stock Incentive Plan, as amended	44

MANHATTAN ASSOCIATES, INC.
2300 Windy Ridge Parkway, Suite 1000
Atlanta, Georgia 30339

Proxy Statement

Annual Meeting of Shareholders
To Be Held May 19, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING
Shareholders Meeting
This Proxy Statement and the enclosed proxy card (“Proxy”) are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our” or “we”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 19, 2011, at 9:00 a.m., Atlanta, Georgia time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 15, 2011, to all shareholders entitled to vote at the Annual Meeting.
Shareholders Entitled to Vote; Quorum
Only holders of record of the Company’s $.01 par value per share common stock (the “Common Stock”) at the close of business on March 31, 2011 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2011, the Company had outstanding and entitled to vote 21,619,572 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by providing written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by voting through the Internet or by telephone or in person at the Annual Meeting.
The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person, voting through the Internet or telephone or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” both will be counted toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.
Counting of Votes
The purpose of the Annual Meeting is to consider and act upon the matters that are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy and other voting methods described in the Proxy provide a means for a shareholder to vote upon each of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement, including a means for a shareholder to vote for the nominee for Director listed thereon or to withhold authority to vote for such nominee. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast—that is, the nominee who receives the most votes for the available directorship will be elected as Directors.

The accompanying Proxy and other voting methods described in the Proxy also provide a means for a shareholder to vote for, against or abstain from voting on the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder’s directions. Assuming a quorum is present, approval of an amendment to the Company’s 2007 Stock Incentive Plan, as amended, to increase the number of shares of common stock issuable under the plan, approval of the non-binding resolution to approve the compensation of the Company’s named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and approval of any other matters as may properly come before the meeting requires that the votes cast in favor of each matter exceed the votes cast against such matter. With respect to the non-binding resolution to determine the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes — every one, two or three years — will be deemed to be the frequency that shareholders approve. Abstentions are not considered “votes cast” and therefore will have no effect on the results of the vote with respect to the election of a Class I Director to the Company’s Board of Directors, approval of the non-binding resolution to approve the executive compensation of the Company’s executive officers, approval of the non-binding resolution to determine the frequency of the advisory vote on executive compensation and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. However, abstentions will have the same effect as votes “against” the proposal to amend the Company’s 2007 Stock Incentive Plan, as amended. Broker non-votes will have no effect on the outcome of these proposals, provided that the total votes cast on these proposals (with abstentions being treated as “votes cast” for this purpose, but with broker non-votes not being treated as votes cast).
Proxies
When the enclosed Proxy is properly signed and returned, or submitted via Internet or telephone as described on the Proxy, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominee for election to the Board of Directors, the amendment to the Company’s 2007 Stock Incentive Plan, as amended, to increase the number of shares of common stock issuable under the plan, the non-binding resolution to approve the compensation of the Company’s named executive officers, the non-binding resolution to determine the frequency of the advisory vote on executive compensation and ratification of the appointment of our independent registered public accounting firm.
Proxy Solicitation Costs
The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation, printing and mailing of proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation. We have also hired The Proxy Advisory Group, LLC® to distribute proxies. We will pay The Proxy Advisory Group, LLC® $18,200, plus reasonable out-of-pocket expenses, for these services. The Company will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the amount and percent of shares of Common Stock that, as of February 16, 2011, unless a different date is noted below, are deemed under the rules of the Securities and Exchange Commission (the “SEC” or “Commission”) to be “beneficially owned” by (i) each member of the Board of Directors of the Company and each nominee to become a member of the Board of Directors, (ii) the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers (referred to herein as the “named executive officers”), (iii) all directors and executive officers of the Company as a group, and (iv) any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock
	Beneficially Owned (1)
	Number of	Percentage
	Shares of	of
Name of Beneficial Owner	Common Stock	Class
Eddie Capel (2)	190,405	*
Brian J. Cassidy (3)	164,062	*
David K. Dabbiere (4)	76,886	*
Paul R. Goodwin (5)	74,762	*
John J. Huntz, Jr. (6)	122,481	*
Peter Kight (7)	36,315	*
Dan Lautenbach (8)	25,315	*
Jeffrey S. Mitchell (9)	337,168	1.52%
Thomas E. Noonan (10)	102,262	*
Deepak Raghavan (11)	124,536	*
Peter F. Sinisgalli (12)	1,011,878	4.45%
Dennis B. Story (13)	141,649	*
Artisan Partners Limited Partnership (14)	2,373,624	10.87%
Black Rock, Inc. (15)	1,776,244	8.13%
Brown Capital Management, Inc. (16)	1,307,735	5.99%
Kornitzer Capital Management, Inc. (17)	2,264,394	10.37%
The Vanguard Group, Inc. (18)	1,346,591	6.17%
All executive officers and directors as a group (12 persons) (19)	2,412,746	10.10%

*	Less than 1% of the outstanding Common Stock.

(1)	For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 21,836,134 shares outstanding as of February 16, 2011, and (ii) shares issuable by the Company pursuant to options held by the respective person or group that may be exercised within 60 days following February 16, 2011 (“Presently Exercisable Options”), unless otherwise noted in the footnotes to this table. Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339.

(2)	Includes 131,500 shares issuable pursuant to Presently Exercisable Options.

(3)	Includes 132,500 shares issuable pursuant to Presently Exercisable Options.

(4)	Includes 57,500 shares issuable pursuant to Presently Exercisable Options.

(5)	Includes 57,500 shares issuable pursuant to Presently Exercisable Options.

(6)	Includes 102,500 shares issuable pursuant to Presently Exercisable Options.

(7)	Includes 22,500 shares issuable pursuant to Presently Exercisable Options.

(8)	Includes 12,500 shares issuable pursuant to Presently Exercisable Options.

(9)	Includes 284,500 shares issuable pursuant to Presently Exercisable Options.

(10)	Includes 85,000 shares issuable pursuant to Presently Exercisable Options.

(11)	Includes 107,301 shares issuable pursuant to Presently Exercisable Options.

(12)	Includes 906,250 shares issuable pursuant to Presently Exercisable Options.

(13)	Includes 104,500 shares issuable pursuant to Presently Exercisable Options.

(14)	Based on a Schedule 13G/A jointly filed with the Commission on February 11, 2011 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (the general partner of Artisan Holdings) (“Artisan Corp”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (the general partner of Artisan Partners), ZFIC, Inc. (the sole stockholder of Artisan Corp.), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc., relating to shares acquired on behalf of discretionary clients of Artisan Partners and Artisan Holdings. Persons other than Artisan Partners and Artisan Holdings are entitled to receive all dividends from, and proceeds from the sale of, those shares. The address of each of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Funds, Inc. is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(15)	Based on a Schedule 13G filed with the Commission on February 7, 2011 filed by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(16)	Based on a Schedule 13G/A filed with the Commission on February 7, 2011 filed by Brown Capital Management, Inc. Includes 1,511,801 shares of common stock owned by various investment advisory clients of Brown Capital Management, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Brown Capital Management, Inc. has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, MD 21202.

(17)	Based on a Schedule 13G/A filed with the Commission on January 21, 2011 by Kornitzer Capital Management, Inc. Includes 2,266,079 shares of common stock owned by various investment advisory clients of Kornitzer Capital Management, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. The investment advisory clients have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(18)	Based on a Scheduled 13G filed with the Commission on February 10, 2011 filed by The Vanguard Group, Inc. Includes 1,346,591 shares of common stock by various investment advisory clients of The Vanguard Group, Inc. which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. The investment advisory clients have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(19)	Includes 1,999,051 shares issuable pursuant to Presently Exercisable Options.
PROPOSAL 1
ELECTION OF CLASS I DIRECTOR
Introduction
At the Annual Meeting, one director is to be elected for the term described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of two Class I directors (Messrs. Cassidy and Goodwin), three Class II directors (Messrs. Kight, Raghavan and Sinisgalli) and three Class III directors (Messrs. Huntz, Lautenbach and Noonan). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Mr. Paul Goodwin has informed the Board of Directors that he will not stand for reelection at the Company’s Annual Meeting. The terms of the Class I director, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2014, 2013 and 2012 annual meeting of shareholders, respectively. There are no family relationships among any of the directors or director nominees of the Company.
Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. The person nominated for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unable to serve.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEE.
Nominee
Nominee to Serve as Class I Director (Term Expires in 2014)
Brian J. Cassidy, age 65, has served as a member of our Board of Directors since May 1998. Mr. Cassidy was the co-founder of Webforia Inc., a developer and supplier of computer software applications, and served as Webforia’s Vice Chairman from April 1996 until February 2003. Prior to forming Webforia, Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 until March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation, as Joint Management Director of European Operations and a member of the Executive Management Board from 1983 until 1988 and as Worldwide Vice President of Business Development from 1988 until 1990.

Mr. Cassidy has over 30 years experience in the software industry, much of it with business software companies. His experience includes organizations of different sizes, and he has served in co-founder, executive management and development roles. Mr. Cassidy has also invested in, and assisted in the initial phase of, a number of software companies. We believe Mr. Cassidy’s extensive industry knowledge and different industry perspectives—whether as an entrepreneur with a new, “start-up” organization or as a senior executive with a large, mature one—are beneficial for the Board.
Continuing Directors
The members of the Board of Directors continuing in office as Class II directors, elected to serve until the 2012 Annual Meeting, are as follows:
Peter J. Kight, age 55, has served as a member of our Board of Directors since October 2007. Mr. Kight is the Vice Chairman and a director of Fiserv, Inc., a provider of information management systems and services to the financial and insurance industries. Mr. Kight founded CheckFree Corporation, a leading provider of electronic banking and payment services, and served as its Chairman and Chief Executive Officer from December 1997 until CheckFree’s acquisition by Fiserv in December 2007. Mr. Kight also served as Chairman and Chief Executive Officer of CheckFree Services Corporation from 1981 until 2007 and as its President from 1981 to 1999, and as President of CheckFree Corporation from 1997 to 1999. He is also a director of Akamai Technologies, Inc., a publicly held company that distributes computing solutions and services.
Mr. Kight adds strong leadership, entrepreneurial and business development skills to our Board of Directors from his experience in successfully building CheckFree Corporation. Additionally, we believe his experience in various roles at other public companies—including as a President, Chief Executive Officer, Vice Chairman and outside board member—brings strategic planning and operational experience, as well as valuable insight on public company governance practices, to our Board.
Deepak Raghavan, age 44, has served as a member of our Board of Directors since August 1998. Dr. Raghavan served as our Senior Vice President — Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001 and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan enrolled as a full-time Graduate Student with the Department of Physics and Astronomy at Georgia State University, Atlanta, Georgia, in January 2003 and graduated with a Ph.D. degree in Astronomy in May 2009. He is currently an adjunct faculty member at Georgia State University.
Dr. Raghavan has been an officer of the Company or member of our Board of Directors since its inception and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With 20 years of experience at the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board of Directors regarding our strengths, challenges and opportunities, as well as long experience with our industry.
Peter F. Sinisgalli, age 55, has served as our President and Chief Executive Officer and a member of our Board of Directors since July 1, 2004. Mr. Sinisgalli joined the Company in March 2004 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in July 2004. From April 2003 until February 2004, Mr. Sinisgalli served as President and Chief Executive Officer of NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce. From November 1996 until January 2003, Mr. Sinisgalli served as President and Chief Operating Officer of CheckFree Corporation. Mr. Sinisgalli also served on the board of directors of Witness Systems, Inc. from July 2000 to May 2007.
As our President and Chief Executive Officer, Mr. Sinisgalli provides essential insight and guidance to our Board of Directors from an insider perspective of the day-to-day operations of the Company. In addition, Mr. Sinisgalli’s experience in senior management positions at various other companies brings beneficial leadership and operational experience to our Board of Directors.

The members of the Board of Directors continuing in office as Class III directors, elected to serve until the 2013 Annual Meeting, are as follows:
John J. Huntz, Jr., age 60, has served as Chairman of our Board of Directors since April 2003 and has served as a member of our Board of Directors since January 1999. Mr. Huntz also serves as the Executive Director, Head of Venture Capital and President at Arcapita, Inc., a leading international investment firm. Mr. Huntz has more than 25 years of private equity, venture capital and operational experience. Prior to joining Arcapita, Mr. Huntz worked from March 1994 through 2005 at the Fuqua companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a public company. Mr. Huntz’s prior experience includes, from September 1989 to January 1994, Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management as Director of Capital Resources for Arthur Young & Company, and from 1979 until 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has served as a member of the Board of Directors of the National Venture Capital Association and the Securities and Exchange Commission’s Small Business Capital Formation Task Force Executive Committee, and founded and leads the Atlanta Venture Forum. Mr. Huntz serves as the Chairman of the Board of CardioMEMS, Inc. and he also serves on the Board of Prenova, Inc. In addition, he is an Advisory Board member of the Metro Atlanta Chamber of Commerce, a Board member and past Chairman of the Georgia Logistics Innovation Council, a member of the Commission for a New Georgia, member of the Advisory Board of Imperial Innovations (Imperial College — London), the Advisory Board of the MIT Enterprise Forum and the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also served as Chairman of the Atlanta Botanical Garden and is past President of the Atlanta Chapter of the Association for Corporate Growth.
Mr. Huntz has over 25 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience; his operational, leadership and finance expertise; and his business and community prominence make him well suited to be our Chairman. His financial expertise in particular qualifies him eminently to also chair our Audit Committee, and the Board has determined he is an “audit committee financial expert” as defined in SEC rules.
Dan J. Lautenbach, age 65, has served as a member of our Board of Directors since October 2007. He served as Chairman of Witness Systems, Inc., a provider of workforce optimization software and services, from December 2006, and as a director of that company from 2002, until it was acquired in May 2007. Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization. From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation, a provider of content management software and services. Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, Europe, Middle East and Africa, from 1997 to 2001, and prior to that held various management positions with IBM.
Mr. Lautenbach has a history of demonstrated leadership in the software industry, including as Chairman of the Board of a public software company and as an executive or other officer of other software companies of differing sizes, including business software companies. Within the industry, his experience ranges across executive management, sales and consulting roles, bringing valuable different perspectives to the Board.
Thomas E. Noonan, age 50, has served as a member of our Board of Directors since January 1999. Mr. Noonan is the President and Chief Executive Officer of JouleX, a leading innovator in network based enterprise energy management. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the board of directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman of the board of directors from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.

Mr. Noonan brings many years of experience in senior management in the software industry including as co-founder, Chairman, President and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management and software industry experience is an indispensable resource to the Board. His past role as a Chairman, President and Chief Executive Officer of a public software company also qualifies him well to chair our Compensation Committee, as we believe it gives him insight into the compensation dynamics of companies like Manhattan Associates. The Board has determined he is an “audit committee financial expert.”
Board of Directors Meetings and Committees
The Board of Directors currently consists of eight members, all of whom, with the exception of our President and Chief Executive Officer, have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In making these independence determinations, the Board of Directors considered the following immaterial relationship: the firm of which Mr. Huntz is Executive Director owns one of the Company’s customers from which the Company derives an immaterial amount of revenue. In compliance with Nasdaq corporate governance rules, the independent directors of the Company conduct regularly scheduled meetings without the presence of non-independent directors or management. The Board’s standing independent committees also regularly meet without management present. As discussed above, Mr. Goodwin has informed the Board of Directors that he will not stand for reelection at the Annual Meeting. As a result, concurrently with the Annual Meeting, the Board of Directors will be reduced to seven members.
During the fiscal year ended December 31, 2010, the Board of Directors held five meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served that occurred during the portion of fiscal year 2010 during which each served as a director. Our directors are invited to the Annual Meeting of shareholders, and two directors attended our 2010 Annual Meeting.
Director Compensation
The non-employee Chairman of the Board of Directors receives an annual retainer of $150,000, payable in monthly installments on the first business day of each month. Non-employee members of the Board of Directors receive an annual retainer of $35,000 payable in quarterly installments on the first business day of each quarter. All non-employee members of the Board of Directors receive $1,500 for each board meeting attended and $1,500 for each committee meeting held independently of a board meeting. In 2010, we granted to each non-employee director stock options to purchase 2,500 shares of Common Stock. We also granted to each non-employee director 833 shares of Common stock which vest immediately upon grant and 5,355 shares of Common Stock which vest on first anniversary of the date of grant. All of the options have an exercise price equal to the fair market value of the Common Stock on the date of grant, are vested immediately upon grant and have a term of seven years.
The following table sets forth, for the year ended December 31, 2010, the total compensation earned for our non-employee members of the Board of Directors.
Director Compensation

	Fees Earned or
Name (1)	Paid In Cash	Stock Awards (2)	Option Awards (2)	Total
Brian J. Cassidy	$56,000	$169,911	$19,538	$245,449
Paul R. Goodwin	54,500	169,911	19,538	243,949
John J. Huntz, Jr.	150,000	169,911	19,538	339,449
Peter J. Kight	47,000	169,911	19,538	236,449
Dan L. Lautenbach	48,500	169,911	19,538	237,949
Thomas E. Noonan	56,000	169,911	19,538	245,449
Deepak Raghavan	48,500	169,911	19,538	237,949

(1)	We report amounts paid to Mr. Sinisgalli, our only employee director, in the Summary Compensation Table below.

(2)	These columns represents the aggregate grant date fair value for stock and option awards in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”). These award fair values have been determined based on the assumptions set forth in the Company’s 2010 Annual Report on Form 10-K (Note 2, Stock-Based Compensation).

The following table summarizes the equity awards we have made to our Board of Directors that are outstanding as of December 31, 2010.
Non-Management Director Outstanding Stock Awards as of December 31, 2010

	Number of Shares of Unvested	Number of Shares Underlying
Name	Restricted Stock	Unexercised Stock Options
Brian J. Cassidy	5,355	147,500
Paul R. Goodwin	5,355	60,000
John J. Huntz, Jr.	5,355	117,500
Peter J. Kight	5,355	22,500
Dan L. Lautenbach	5,355	12,500
Thomas E. Noonan	5,355	100,000
Deepak Raghavan	5,355	107,301
Board of Directors Committees
The Board of Directors has established three permanent committees that have certain responsibilities for our governance and management. They include the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. The Board has adopted charters for the Audit Committee, Compensation Committee and Nomination and Governance Committee which can be found in the Investor Relations section of our web site at www.manh.com.
Audit Committee. During 2010, the Audit Committee consisted of Messrs. Huntz, Goodwin, Lautenbach and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence and experience requirements applicable to members of the Audit Committee of a Nasdaq-traded company, as well as the Audit Committee independence standards established by the Securities and Exchange Commission (the “SEC”). Further, the Board has determined that Messrs. Huntz, Goodwin and Noonan are “audit committee financial experts,” as defined by the rules of the SEC. Among other responsibilities, the Audit Committee recommends to the Board the selection and discharge of our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, and reviews our internal controls and financial statements. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm major financial risk exposure and steps management has taken to monitor and control such exposure. During the fiscal year ended December 31, 2010, the Audit Committee met four times. As discussed above, Mr. Goodwin has informed the Board of Directors that he will not stand for reelection at the Annual Meeting.
Compensation Committee. During 2010, the Compensation Committee consisted of Messrs. Noonan, Cassidy, Huntz and Kight. Mr. Noonan serves as Chairman of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance rules. The Compensation Committee approves the compensation of all of our executive officers, including the Chief Executive Officer, reviews compensation plans of all directors, officers and other key executives and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our equity incentive programs and establishes the terms and conditions of all stock and stock options granted under these plans. During the fiscal year ended December 31, 2010, the Compensation Committee met five times.

Nominating and Governance Committee. During 2010, the Nominating and Governance Committee (the “Nominating Committee”) consisted of Messrs. Goodwin, Cassidy and Raghavan. Mr. Goodwin serves as Chairman of the Nominating Committee. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the Nasdaq corporate governance rules. The Nominating Committee is appointed by the Board of Directors to identify and assist in recruiting outstanding individuals who qualify to serve as Board members and to recommend that the Board select a slate of director nominees for election by our shareholders at each annual meeting of our shareholders in accordance with our Articles of Incorporation, Bylaws and Georgia law; to recommend directors for appointment to each Board committee; to review the performance of the Board and its committees and make appropriate recommendations; and to oversee our corporate governance guidelines and periodically re-evaluate such corporate governance guidelines for the purpose of suggesting changes if appropriate. During the fiscal year ended December 31, 2010, the Nominating Committee met four times. As discussed above, Mr. Goodwin has informed the Board of Directors that he will not stand for reelection at the Annual Meeting.
In accordance with the provisions of our Bylaws, shareholders may directly nominate prospective director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made. The Nominating Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by shareholders for inclusion in the Board’s slate. The Nominating Committee believes that such a policy is not necessary or appropriate because of the shareholders’ ability to directly nominate director candidates for the Board.
In identifying qualified individuals to become members of the Board of Directors, the Nominating Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nominating Committee evaluates each individual’s experience, integrity, competence, diversity (including occupational, geographic, and age diversity), skills and dedication in the context of the needs of the Board of Directors. The Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Committee may use a variety of sources to identify director nominees, including third-party search firms, counsel, advisors and shareholder recommendations. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.
Board Leadership Structure
Our bylaws allow, but do not require, our Board of Directors to appoint an officer or a non-executive Chairman of our Board of Directors. Our Board of Directors has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent director, serves as Chairman of the Board and Peter F. Sinisgalli serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for Manhattan Associates.
Code of Ethics and Insider Trading Policy
Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers and our employees. We have posted the Code of Business Conduct and Ethics policy in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our web site as necessary.
Our Insider Trader policy prohibits our Board of Directors, our Executive Officers and employees from buying or selling any of our securities or options with respect to our securities without obtaining prior approval from our General Counsel. This seeks to assure that the Board of Directors, Executive Officers and employees will not trade in our securities at a time when they are in possession of insider information. In addition, our policy specifically prohibits short sales in our stock.

Risk Management
While we believe that risk management is the responsibility of every employee, senior management is ultimately accountable to our Board of Directors and shareholders for risk management. Senior management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.
Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors receives regular reports from members of senior management on areas of material risk to Manhattan Associates, including operational, financial, legal and regulatory, strategic, competitive and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board of Directors on risk management-related and any other matters.
While our Board of Directors is ultimately responsible for risk oversight at Manhattan Associates, our three Board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.
Executive Officers
In addition to Peter F. Sinisgalli, the following individuals serve as our executive officers as of December 31, 2010:
Dennis B. Story, age 47, has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 12, 2011. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc. in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a privately-owned logistics provider, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc. from December 2000 until August 2003.
Eddie Capel, age 49, has served as our Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions (RTS), including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an Industrial Automation/Robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.
David K. Dabbiere, age 52, has served as Senior Vice President, Chief Legal Officer and Secretary of the Company since August 1998. From March 1998 to August 1998, Mr. Dabbiere served as Vice President, General Counsel and Secretary of the Company. From 1984 to 1998, Mr. Dabbiere was employed by The Procter & Gamble Company, most recently as Associate General Counsel. Mr. Dabbiere was responsible for, among other duties, the intellectual property matters for Procter & Gamble’s Beauty Care and Cosmetic & Fragrances sectors.

Jeffrey S. Mitchell, age 43, has served as our Executive Vice President, Americas Operations since January 2005. Previously, Mr. Mitchell served as our Executive Vice President — Americas Sales and Marketing from January 2004 to January 2005. From April 1997 to January 2004, Mr. Mitchell held various sales management roles with the Company. From April 1995 until April 1997, Mr. Mitchell was a sales representative for The Summit Group, now a part of CIBER Enterprise Solutions, a provider of supply chain and ERP services. From May 1991 until April 1995, Mr. Mitchell served in various aspects of account management in the employer services division of Automatic Data Processing, Inc., providing outsourced payroll and human resources solutions.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Following a challenging year in 2009, the Company delivered solid results in 2010 as evidenced by the following 2010 performance highlights:
•	Total revenues increased 20%

•	Adjusted Diluted EPS increased 44%

•	GAAP Diluted EPS increased 71%

•	Stock price increased 27% (from December 31, 2009 to December 31, 2010)
These strong performance results are reflected in our executive compensation payouts for 2010 and our planning for 2011, as evidenced by the following executive compensation highlights:
•	Executive bonuses for 2010 performance were earned at 143% of target

•	Restricted stock grants tied to 2010 performance were earned at 100% of target

•	Many outstanding stock options were exercised, reducing the Company’s equity plan overhang from 38% at December 31, 2009 to 28% at December 31, 2010 and potential shareholder dilution

•	The value of outstanding equity awards and executive stock ownership increased commensurate with the increase in shareholder value

•	Executive base salaries were modestly increased for 2011

•	The 2011 short-term incentive plan design was modified to require a specified level of license revenue in order to earn cash incentives above the target award level

•	The 2011 long-term incentive plan design is unchanged from 2010, providing a blend of performance-based and service-based restricted stock
This alignment between company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe that our overall governance of executive compensation is sound and reflects many best practices, including:
•	Separate CEO and Chairman of the Board

•	Oversight by an active, engaged, and independent Compensation Committee

•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking

•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval

•	Double-trigger change-in-control payments

•	Limited executive perquisites
The remainder of the Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation.

Determining Executive Compensation
The Role of the Compensation Committee
The Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company’s Stock Incentive Plan. The Committee is currently comprised of four non-employee directors: Messrs. Noonan (Chairman), Cassidy, Huntz and Kight. The Committee’s overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving the Company’s business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company’s long-term investors.
The Role of Independent Consultants
The Compensation Committee has the authority to hire compensation consultants and other advisors it believes are necessary and appropriate to fulfill its principle duties. In 2008, 2009 and 2010, the Compensation Committee hired Pearl Meyer & Partners (PMP) as its independent consultant. PMP reports to and is directed by the Compensation Committee, and provides no other services to the Company. In general, PMP is directed by the Committee to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the design of our pay programs to ensure strategic, performance, and competitive alignment, and to participate in Committee meetings where substantive executive compensation decisions are being made.
The Role of Senior Management
The Chief Executive Officer (“CEO”) generally makes recommendations to the Compensation Committee for compensation adjustments for the named executive officers other than himself. The Chief Financial Officer and Head of Human Resources provide support to the CEO with respect to data, analysis, and advice in formulating specific recommendations. The General Counsel generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.
The Role of Peer Groups and Survey Data
The Compensation Committee does consider pay information from other companies when making pay determinations for the Company’s executives, including the named executive officers. However, this is only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if the Company’s executive compensation levels in aggregate and by component are within a reasonable range of other similar companies.
The precise nature of our peer comparison activities varies each year based on the needs of the Company and the Committee in making pay determinations. Generally, the Company’s peer comparison activities include a review of both peer group and survey data. For purposes of determining 2010 compensation, the peer group was comprised of the following companies:
•	ANSYS, Inc.

•	ACI Worldwide, Inc.

•	Ariba Inc

•	Aspen Technology, Inc.

•	Advent Software, Inc.

•	Blackbaud, Inc.

•	Blackboard, Inc.

•	Concur Technologies, Inc.

•	Digital River, Inc.

•	Epicor Software Corp.

•	Informatica Corporation

•	JDA Software Group, Inc.

•	MicroStrategy Incorporated

•	Pegasystems, Inc.

•	Progress Software Corporation

•	Radiant System, Inc.

•	RealNetworks, Inc.

•	Synchronoss Technologies

•	Tibco Software, Inc.

•	Tyler Technologies, Inc.

The Compensation Committee annually reviews pay and performance data from the peer group as well as pay data from various compensation surveys. Both the peer group and survey data included in the comparisons included companies that were comparable with respect to revenue level, industry segment and competitive employment market to the Company. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. This information was considered by the Compensation Committee along with other relevant information, such as the performance of the Company and of each executive. Recommendations were also presented to the Compensation Committee by the CEO. (No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.)
Principle Elements of Executive Compensation
The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Company believes cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.
Base Salary. Minimum salaries for the named executive officers, other than the Chief Legal Officer, are established in their employment agreements with the Company. The salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2010, the Compensation Committee considered survey data and salaries within the peer group, as well as a variety of other factors, including the global macro-economic conditions, market developments, the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations and cost-of-living and other local geographic considerations, where applicable. Generally, we believe that our executives’ base salaries should be targeted near the median of the range of base salaries for executives in similar positions at comparable companies. The actual base salaries paid to the named executive officers in 2010 are disclosed in the Summary Compensation Table.
Annual Cash Incentive Plan. The purpose of the Company’s short-term incentive plan (its annual cash incentive plan) is to align incentive bonuses with the achievement of annual corporate performance. For all named executive officers, the short-term incentive opportunity for 2010 was based solely on corporate performance with regard to consolidated revenue and adjusted earnings per share (“adjusted EPS”). In 2010, Mr. Mitchell’s cash incentive plan design changed. He participated in the same cash incentive plan design as the other named executive officers. This was done to align all executive officers around the same goals and objectives for 2010. Consolidated revenue is a GAAP (generally accepted accounting principles) financial figure shown on the Company’s income statement. Adjusted EPS is a non-GAAP financial figure and is the Company’s earnings per share after excluding amortization of intangible assets, stock-based compensation expenses, restructuring charges, asset impairment charges, sales tax recoveries, and unusual tax adjustments. In addition, when the Company establishes its annual budget, it does not plan for common stock repurchases. As a result, the earnings per share benefit from common stock repurchases, if applicable, is eliminated from the calculation of the adjusted EPS portion of annual incentives. The annual cash incentive plan also excludes hardware and other revenue from the annual cash incentive plan targets to better align our revenue and adjusted EPS growth objectives. These definitions were developed to reflect the underlying operating variables while attempting to minimize any unintended consequences.
The Company’s management uses non-GAAP measures to manage the business and evaluate its performance. Management believes adjusted EPS results are useful to investors in evaluating the Company’s operating performance on a comparable basis to other software companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets and manage expenditures. Before any payouts are made under the bonus plan based on the achievement of Company metrics, the Compensation Committee reviews the results to confirm that the Company results have been achieved and the bonus payout percentages have been calculated according to the Company’s annual cash incentive plan.
Consolidated revenue and adjusted EPS were weighted equally in the calculation of incentive bonuses to the named executive officers for 2010. Individual performance was not a factor in the determination of these incentive bonuses. Individual performance was intentionally excluded from the incentive bonus formula for named executive officers in order to focus and reward the team for collectively achieving the Company’s objectives. The Committee believes that the combination of consolidated revenue and adjusted EPS creates the proper balance for motivating and rewarding profitable growth in the near term that will translate into strong returns for shareholders over the long-term.

In order for the Company’s executive officers to earn their cash incentive compensation, a minimum percentage of the Company’s targeted incentive goal amounts for consolidated revenue and adjusted EPS must be attained. If these performance goals are not fully attained, named executive officers receive less than their target incentive opportunity. If performance goals are exceeded, executive officers receive more than their target incentive opportunity in the final quarter of the year, as incentive payouts for the first three quarters of the year are capped at 100% of target. No cash incentive bonuses are paid if performance is below a minimum threshold level, and maximum cash incentive bonuses are capped at 200% of the participant’s target incentive opportunity. The percentages of targeted consolidated revenue and adjusted EPS achieved were calculated quarterly, and quarterly payouts were made if the achieved percentages exceeded the respective threshold percentage of both the quarterly prorated and year to date targeted incentive goals.
The following table provides the 2010 cash incentive payout targets as a percentage of the targeted incentive goals for consolidated revenue and adjusted EPS.
2010 Short-Term Incentive Plan Design

	Company Performance	Participant Incentive
	% of Plan Target	Payout % of Target
Consolidated Revenue
Threshold goal	90%	0%
Target goal achieved	100%	100%
Maximum goal achieved	113%	200%

Adjusted EPS
Threshold goal	77%	0%
Target goal achieved	100%	100%
Maximum goal achieved	125%	200%
Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated on a straight line interpolation basis.
In setting performance goals, the Compensation Committee reviews and evaluates the operating plan prepared by senior management as part of its annual budgeting process. In approving performance goals, the Compensation Committee considers the degree of difficulty and probability of achieving the target performance requirements. The annual incentive plan is designed to emphasize the creation of shareholder value through growth in consolidated revenue and adjusted EPS. The specific bonus targets were selected so that the relative difficulty of achieving the 2010 consolidated revenue and adjusted EPS targets were consistent with prior year approaches in setting performance objectives.
As part of the annual budgeting process, senior management prepares an annual budget, which considers a variety of factors including but not limited to: global economic trends, supply chain management market information technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage and historical financial performance. The Company’s goal is to extend its position as a leading global supply chain solutions provider by increasing its revenues faster than its competitors. In connection with setting the annual incentive plan objectives, the Compensation Committee reviewed senior management’s proposed 2010 budget and the critical assumptions underlying it and, based on the collective judgment of the Compensation Committee, approved the budgeted targets. For 2010, these budgeted revenue and adjusted EPS targets were designated the target performance requirements for payouts under the annual incentive plan.

The following table sets forth each named executive officer’s full year bonus targets, payout amounts and payout percentages earned in 2010:

		2010 Short-Term Incentive Plan Payout vs. Target
Name	Title	Target	Payout	Payout %
Peter F. Sinisgalli	President, Chief Executive Officer and Director	$474,000	$677,820	143%
Dennis B. Story	EVP, Chief Financial Officer and Treasurer	200,000	286,000	143%
Eddie Capel	EVP, Chief Operating Officer	225,000	321,750	143%
David K. Dabbiere	SVP, Chief Legal Officer and Secretary	160,000	228,800	143%
Jeffrey S. Mitchell	EVP, Americas Operations	350,000	500,500	143%
These incentive payouts were based entirely on the measures and goals established by the Compensation Committee at the beginning of the year. In 2010, all participants in the cash incentive plan earned the same payout as a percent of target. As disclosed last year, incentive payouts in 2009 were based on a Supplemental Cash Incentive Plan adopted by the Committee in June 2009 in order to restore some degree of performance incentive following the continued decline in economic conditions and performance expectations after the short-term incentive plan goals were approved.
The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s incentive bonus under the short-term incentive plan. The Compensation Committee did not exercise this right with regard to incentive bonuses for executive officers in 2008, 2009 or 2010.
Discretionary Bonuses. From time to time, the Compensation Committee may approve discretionary bonuses to the named executive officers. In 2010, the Compensation Committee did not approve any discretionary bonuses. In February 2009, the CEO recommended and the Compensation Committee reviewed and approved a discretionary bonus of $56,250 for Mr. Mitchell based on his additional leadership efforts in achieving competitive wins in strategic deals greater than $1 million in license revenue in a difficult selling environment in the second half of 2008 due to rapid decline in the global macro-economic environment. The bonus award amount was equal to 25% of the maximum amount payable under Mr. Mitchell’s 2008 license revenue short-term incentive plan.
Equity Incentives. Stock incentives are used by the Company to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Stock incentives are designed to align the interests of the Company’s executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholders’ return. In addition, the vesting of stock incentives over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has historically granted options and restricted stock to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company, although in early 2010, the Compensation Committee determined to transition to an all-restricted stock program, as described in further detail below.
Equity-based compensation is an important and significant component of executive compensation at the Company. In setting the form and level of equity grants for named executive officers, the Compensation Committee considers a variety of factors including:
•	Market competitive levels of total compensation
•	Market competitive levels of equity-based compensation
•	Global macro-economic conditions
•	The Company’s recent performance and trends
•	The executive’s recent performance and potential future contribution
•	The retention strength of previously granted outstanding awards
•	The resulting annual grant rate from aggregate awards
•	The resulting availability of shares under shareholder approved equity plans
•	The resulting cost to the Company

Through 2009, the Compensation Committee determined that a long-term incentive program that relied on a blend of 75% stock options and 25% restricted stock was effective due to the following factors:
•	More closely reflects competitive market practices
•	Retains a strong performance orientation and direct shareholder alignment
•	Improves the retention strength of the program compared to a program that relies 100% on stock options
•	Reduces annual share usage (dilution) compared to a program that relies 100% on stock options, since restricted shares are granted in smaller amounts than options
•	Better aligns company cost and participant retention
During the fiscal year ended December 31, 2010, an aggregate of 139,485 shares of restricted Common Stock were granted to the Company’s named executive officers. In approving grant levels for the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients in order to ensure that the annual grant rate was within competitive norms and sustainable over time.
As discussed above, in January 2010, the Compensation Committee approved certain changes to the Company’s historical equity incentive grant practices, with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. The changes eliminate stock option awards in favor of 100% restricted stock grants, of which 50% of the awards are service-based and 50% performance-based. The awards granted in 2010, have a four year vesting period from the grant date for both service-based and performance-based grants, with the performance portion tied to annual revenue and adjusted earnings per share targets for fiscal year 2010. Included in the 2010 restricted stock grants are 69,745 shares of performance-based awards granted to the Company’s named executive officers. The Company does not currently have any additional holding periods for shares acquired upon option exercise or upon restricted stock vesting.
The Committee intends to review the form and level of equity grants to named executive officers in future years relative to the factors cited above. There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.
Performance-Based Awards. Performance-based grants are intended primarily to provide our executives with incentives to improve our Company’s performance, as the executives benefit from these awards only if we meet the financial goals specified in the awards. Performance-based grants are unvested on the date of grant and are subject to performance-based vesting conditions. The actual number of awards earned is dependent on our achievement of certain consolidated revenue and adjusted EPS targets for the fiscal year in which the award is granted. Each award terminates, unvested, if we do not achieve certain minimum consolidated revenue and adjusted EPS thresholds for the year in which the restricted stock is granted, as defined in the award agreement.
Once earned, and provided that the executives continue to be employed by us, performance-based awards vest over four years total including the one year performance period. Based on our financial performance in 2010, 100% of the performance-based awards granted in 2010 were earned and have a four-year graded vesting period.
Other Benefits. Benefits offered to the Company’s named executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to the Company’s named executive officers are substantially the same as those offered to all of the Company’s regular employees.
The Company’s tax-qualified deferred compensation 401(k) Savings Plan (the “401(k) Plan”) covers all of the Company’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 60% of their annual compensation subject to a maximum of $16,500. Historically, the Company provided additional matching contributions in the amount of 50% up to the first 6% of salary contributed under the 401(k) Plan. During the second quarter of 2009, the Company suspended its 401(k) matching contribution for the remainder of 2009 and full year 2010. In 2011, the Company reinstated its matching contribution program, which provides for a 25% matching contribution up to 6% of eligible compensation being contributed. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer
The Chief Executive Officer participates in the same executive compensation programs as our other executive officers, including the Named Executive Officers. However, Mr. Sinisgalli is party to an employment agreement which sets forth the material terms of his employment, his compensation, and various separation payments (see the section labeled “Employment Agreements” below). The material terms of the agreement were negotiated by the Compensation Committee after consideration of prevailing market practices, the needs of the Company and the CEO, and the advice of outside counsel and the Committee’s independent consultant.
In determining compensation for the CEO, the Committee considers the same information and factors that are used in determining compensation for the other NEOs, except that the CEO does not make a recommendation to the Committee for his own compensation. For 2010, the Committee set Mr. Sinsigalli’s base salary at $474,000, with a target bonus opportunity also equal to $474,000. In addition, the Committee approved a grant of 22,521 shares of service-based restricted stock and 22,522 shares of performance-based restricted stock vesting over a four year period from the grant date. The performance-based restricted stock is earned or not earned over a 1-year performance period, and vest over four years total including the one year performance period. Based on the Company’s Revenue and EPS performance in 2010, Mr. Sinisgalli earned a bonus of $677,820 and 100% of the performance-based restricted stock award.
Employment Agreements
Mr. Sinisgalli is party to an employment agreement with the Company. In July 2007, the Compensation Committee approved a modification to Mr. Sinisgalli’s employment agreement, extending the term of the original agreement to April 12, 2012. Under the agreement as modified, Mr. Sinisgalli is entitled to receive an annual base salary of $440,000 (prorated for any year of partial service) and a performance-related bonus targeted at $450,000 per year based on specific criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Sinisgalli may be increased annually at the discretion of the Board of Directors, in regard to salary, and the Compensation Committee, in regard to bonuses. In 2011, the Company intends to pay Mr. Sinisgalli a base salary of $484,000 and has established a target performance-related bonus opportunity of $494,000. In 2010, Mr. Sinisgalli received 22,521 shares of service-based Restricted Stock and 22,522 shares of performance-based Restricted Stock, which vest over four years. All of his unvested stock options and restricted shares will vest if after a change in control, Mr. Sinisgalli’s employment is terminated other than for cause or constructively terminated, if such termination or constructive termination occurs within two years of the change of control. Under the agreement, Mr. Sinisgalli has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Sinisgalli has agreed not to solicit the Company’s customers for a period of one year following any termination. In the event of termination of his employment other than for cause or at the expiration of the agreement’s term, Mr. Sinisgalli is eligible to receive eighteen months of his then current base salary, including COBRA payments for Mr. Sinisgalli’s family medical and dental coverage, and will have 90 days in which to exercise his vested stock options.
Mr. Story is party to an employment agreement with the Company pursuant to which he is entitled to receive an annual base salary of $255,000, with a performance-related bonus targeted at $178,500 per year based on specific criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Story may be increased annually. In 2010, the Company paid Mr. Story a base salary of $300,000 and a target performance-related bonus of $286,000. In 2011, the Company intends to pay Mr. Story a base salary of $315,000 and has established a target performance-related bonus opportunity of $215,000. In 2010, Mr. Story received 9,037 shares of service-based Restricted Stock and 9,038 shares of performance-based Restricted Stock, which vest in four equal annual installments beginning January 28, 2011. All of his unvested stock options and restricted shares will vest if after a change in control, Mr. Story’s employment is terminated other than for cause or constructively terminated, if such termination or constructive termination occurs within two years of the change in control. Under the employment agreement, Mr. Story has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. Mr. Story has agreed not to solicit the Company’s customers for a period of one year following any termination. Under his Severance and Non-Competition Agreement, Mr. Story is eligible to receive twelve months of his then current base salary in the event of termination as defined in the agreement. In addition to salary payments, Mr. Story is entitled to receive a prorated portion of the bonus earned through the termination date and one year of COBRA payments for Mr. Story’s family medical and dental coverage. Severance payments are payable in twelve equal monthly installments from date of termination. Mr. Story will have 90 days in which to exercise his vested stock options.

Mr. Capel is party to a severance and noncompetition agreement pursuant to which in the event of termination of employment (as defined in his severance and noncompetition agreement), Mr. Capel is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Capel’s family medical and dental coverage. All of his unvested stock options and restricted shares will vest if after a change in control, Mr. Capel’s employment is terminated or constructively terminated, other than for cause, if such termination or constructive termination occurs within two years of the change of control. In 2010, the Company paid Mr. Capel a base salary of $335,000 and a performance-related bonus of $321,750. In 2011, the Company intends to pay Mr. Capel a base salary of $355,000 and has established a target performance-related bonus opportunity of $235,000. In 2010, Mr. Capel received 16,267 shares of service-based Restricted Stock and 16,268 shares of performance-based Restricted Stock, which vest in four equal annual installments beginning January 28, 2011. Under the agreement, Mr. Capel has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Capel has agreed not to solicit the Company’s customers for a period of one year following any termination. Further, Mr. Capel will have 30 days in which to exercise his vested stock options.
Mr. Dabbiere is party to a severance and noncompetition agreement pursuant to which in the event of termination of employment (as defined in his severance and noncompetition agreement), Mr. Dabbiere is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Dabbiere’s family medical and dental coverage. All of his unvested stock options and restricted shares will vest if after a change in control, Mr. Dabbiere’s employment is terminated or constructively terminated, other than for cause, if such termination or constructive termination occurs within two years of the change of control. In 2010, the Company paid Mr. Dabbiere a base salary of $245,000 and a performance-related bonus of $228,800. In 2011, the Company intends to pay Mr. Dabbiere a base salary of $255,000 and has established a target performance-related bonus opportunity of $165,000. In 2010, Mr. Dabbiere received 5,648 shares of service-based Restricted Stock and 5,649 shares of performance-based Restricted Stock, which vest in four equal annual installments beginning January 28, 2011. Under the agreement, Mr. Dabbiere has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Dabbiere has agreed not to solicit the Company’s customers for a period of one year following any termination. Further, Mr. Dabbiere will have 30 days in which to exercise his vested stock options.
Mr. Mitchell is party to a separation and noncompetition agreement and an employment agreement with the Company pursuant to which he is entitled to receive an annual base salary of $250,000, with a performance-related bonus targeted at $390,000 per year based on specific objectives and subjective criteria as stated in his employment agreement. The amount of salary and bonus to be received by Mr. Mitchell may be increased annually. In 2010, the Company paid Mr. Mitchell a base salary of $350,000 and a performance-related bonus of $500,500. In 2011, the Company intends to pay Mr. Mitchell a base salary of $350,000 and has established a target performance-related bonus opportunity of $365,000. In 2010, Mr. Mitchell received 16,267 shares of service-based Restricted Stock and 16,268 shares of performance-based Restricted Stock, which vest in four equal annual installments beginning January 28, 2011. All of his unvested stock options and restricted shares will vest if after a change in control, Mr. Mitchell’s employment is terminated other than for Cause or constructively terminated, if such termination or constructive termination occurs within two years of the change in control. Under the agreement, Mr. Mitchell has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him in the course of his employment. In addition, Mr. Mitchell has agreed not to solicit the Company’s customers for a period of two years following any termination. In the event of termination of employment (as defined in his separation and noncompetition agreement), Mr. Mitchell is eligible to receive twelve months of his then current base salary, payable in twelve equal monthly installments from date of termination, including COBRA payments for Mr. Mitchell’s family medical and dental coverage. Further, Mr. Mitchell will have 30 days from the date of any termination in which to exercise his vested stock options.
Policy with Respect to Qualifying Compensation for Deductibility
Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers. The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Limitation of Liability and Indemnification of Officers and Directors
The Company’s Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.
The Company’s Bylaws provide that the Company will indemnify each of its officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for:
•	any appropriation, in violation of his or her duties, of any business opportunity of the Company;
•	acts or omissions that involve intentional misconduct or a knowing violation of law;
•	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or
•	any transaction from which he or she derived an improper personal benefit.
The Company has entered into indemnification agreements with certain executive officers and directors providing indemnification similar to that provided in the Bylaws.
EXECUTIVE COMPENSATION
The following table sets forth, for the three years ended December 31, 2010, the total compensation paid to or earned by the named executive officers:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Peter F. Sinisgalli	2010		$474,000	$—	$960,767	$—	$677,820	$—	$2,112,587
President, Chief Executive	2009	(5)	383,333	—	310,600	303,600	92,000	8,294	1,097,827
Officer and Director	2008		460,000	—	515,000	481,800	238,050	10,367	1,705,217

Dennis B. Story	2010		$300,000	$—	$385,540	$—	$286,000	$—	$971,540
Executive Vice President, Chief	2009	(5)	256,667	—	108,710	106,260	39,000	2,750	513,387
Financial Officer and Treasurer	2008		275,000	—	180,250	168,630	100,913	7,750	732,543

Eddie Capel	2010		$335,000	$—	$693,972	$—	$321,750	$—	$1,350,722
Executive Vice President and	2009	(5)	291,200	—	217,420	212,520	41,600	2,790	765,530
Chief Operating Officer	2008		300,000	—	257,500	240,900	103,500	5,467	907,367

David K. Dabbiere	2010		$245,000	$—	$240,965	$—	$228,800	$—	$714,765
Senior Vice President, Chief	2009	(5)	224,000	—	77,650	75,900	31,000	2,400	410,950
Legal Officer and Secretary	2008		240,000	—	128,750	120,450	80,213	10,348	579,761

Jeffrey S. Mitchell	2010		$350,000	$—	$693,972	$—	$500,500	$—	$1,544,472
Executive Vice President —	2009	(5)	317,333	—	258,839	253,000	110,646	7,716	947,534
Americas Operations	2008		340,000	56,250	429,175	401,500	116,438	7,617	1,350,980

(1)	This column represents the discretionary cash bonuses described in “Compensation Discussion and Analysis” above.

(2)	These columns represent the aggregate grant date fair value for stock and option awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the assumptions set forth in the Company’s 2010 Annual Report on Form 10-K (Note 2, Stock-Based Compensation).

(3)	Represent amounts earned in the applicable year, regardless of whether such amounts were paid prior to the end of such year.

(4)	In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits have been omitted because the aggregate amount of such perquisites and other personal benefits for each of the named executive officers was less than $10,000 in the fiscal year. The amounts in this column represent the 401(k) match and tax withholding paid by the Company on behalf of named executive officers.

(5)	The amounts disclosed for Salary in 2009 reflect the voluntary salary reductions taken by each executive that was in effect between May 1, 2009 and December 31, 2009 as part of the Company’s overall cost reduction effort during 2009. The unadjusted Salary for 2009 would have been $460,000, $275,000, $312,000, $240,000, and $340,000 for Mr. Sinisgalli, Mr. Story, Mr. Capel, Mr. Dabbiere, and Mr. Mitchell respectively.
Grants of Plan-Based Awards
The following table provides additional information about our 2010 annual bonus plans and about stock and option awards granted to our named executive officers during the year ended December 31, 2010.
Grants of Plan-Based Awards

						Stock
		Estimated Future		Estimated Future		Awards:
		Payouts Under Non-		Payouts Under Equity		Number of	Grant Date
		Equity Incentive		Incentive Plan		Shares of	Fair Value
		Plan Awards(1)		Awards(2)		Stock or	of Stock
	Grant Date	Target	Maximum	Threshold	Target	Units(3)(#)	Awards
Peter F. Sinisgalli	1/28/2010	$—	$—	1	22,522	22,521	$960,767
	1/28/2010	474,000	948,000	—	—	—	—
Dennis B. Story	1/28/2010	—	—	1	9,038	9,037	385,540
	1/28/2010	200,000	400,000	—	—	—	—
Eddie Capel	1/28/2010	—	—	1	16,268	16,267	693,972
	1/28/2010	225,000	450,000	—	—	—	—
David K. Dabbiere	1/28/2010	—	—	1	5,469	5,648	240,965
	1/28/2010	160,000	320,000	—	—	—	—
Jeffrey S. Mitchell	1/28/2010	—	—	1	16,268	16,267	693,972
	1/28/2010	350,000	700,000	—	—	—	—

(1)	The 1/28/2010-approved award represents the Company’s regular annual cash incentive plan threshold, target and maximum awards for 2010.

The actual cash incentives paid to the named executive officers for 2010 pursuant to the plans are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	These columns represent performance-based restricted stock awards, which are unvested on the date of grant. Holders will become vested in 50% of their performance-based restricted stock awards if certain consolidated revenue targets are met in 2010 and the remaining 50% if certain adjusted earnings per share targets are met in 2010. If consolidated revenues are equal to or exceed a specified threshold amount but are less than the specified target amount, then a holder of performance-based restricted stock awards will be required to forfeit, on a pro rata basis, up to 50% of such holder’s performance-based restricted stock award. If adjusted earnings per share are equal to or exceed a specified threshold amount but are less than the specified target amount, then such holder of performance-based restricted stock awards will be required to forfeit, on a pro rata basis, up to 50% of such holder’s performance-based restricted stock award. Based on our financial performance in 2010, 100% of the performance-based awards were earned. The earned portion has a four year graded vesting period from the date of grant.

(3)	This column represents service-based restricted stock granted to the executives during 2010 pursuant to the Company’s 2007 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2010. The market value of unvested stock awards is determined based on the closing stock price of $30.54 on December 31, 2010.
Outstanding Equity Awards at Fiscal Year End

		Option Awards (1)				Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock that
		Options (#)	Options (#)	Exercise	Expiration	Have Not	have not
Name	Grant Date	Exerciseable	Unexerciseable	Price ($)	Date	Vested (#)	Vested ($)
Peter F. Sinisgalli	3/16/2004	400,000	—	$27.95	3/16/2014	—	$—
	1/5/2005	100,000	—	22.28	1/5/2015	—	—
	11/29/2005	50,000	—	21.98	11/29/2012	—	—
	1/4/2006	50,000	—	21.20	1/4/2013	—	—
	1/4/2007	46,875	3,125	30.16	1/4/2014	1,042	31,823
	2/1/2007	9,375	625	28.07	2/1/2014	209	6,383
	7/19/2007	137,500	62,500	28.52	7/19/2014	20,834	636,270
	1/2/2008	41,250	18,750	25.75	1/2/2015	6,250	190,875
	1/19/2009	26,250	33,750	15.53	1/19/2016	11,250	343,575
	1/28/2010	—	—	—	—	40,821	1,246,673

Dennis B. Story	3/16/2006	62,500	—	$21.54	3/16/2013	—	$—
	1/4/2007	15,750	5,250	30.16	1/4/2014	1,750	53,445
	1/2/2008	10,500	10,500	25.75	1/2/2015	3,500	106,890
	1/19/2009	—	15,750	15.53	1/19/2016	5,250	160,335
	1/28/2010	—	—	—	—	18,075	552,011

Eddie Capel	7/12/2001	15,000	—	$28.83	7/12/2011	—	$—
	12/17/2001	10,000	—	27.41	12/17/2011	—	—
	1/23/2002	6,000	—	26.65	1/23/2012	—	—
	12/27/2002	8,000	—	24.70	12/27/2012	—	—
	12/16/2003	15,000	—	27.77	12/16/2013	—	—
	1/4/2006	17,500	—	21.20	1/4/2013	—	—
	1/4/2007	20,250	6,750	30.16	1/4/2014	2,250	68,715
	1/2/2008	15,000	15,000	25.75	1/2/2015	5,000	152,700
	1/19/2009	—	31,500	15.53	1/19/2016	10,500	320,670
	1/28/2010	—	—	—	—	32,535	993,619

David K. Dabbiere	12/16/2003	15,000	—	$27.77	12/16/2013	—	$—
	5/3/2004	20,000	—	26.87	5/3/2014	—	—
	1/4/2007	11,250	3,750	30.16	1/4/2014	1,250	38,175
	1/2/2008	—	7,500	25.75	1/2/2015	2,500	76,350
	1/19/2009	—	11,250	15.53	1/19/2016	3,750	114,525
	1/28/2010	—	—	—	—	11,297	345,010

Outstanding Equity Awards at Fiscal Year End (continued)

		Option Awards (1)				Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock that
		Options (#)	Options (#)	Exercise	Expiration	Have Not	have not
Name	Grant Date	Exerciseable	Unexerciseable	Price ($)	Date	Vested (#)	Vested ($)
Jeffrey S. Mitchell	7/12/2001	10,000	—	$28.83	7/12/2011	—	$—
	12/17/2001	21,000	—	27.41	12/17/2011	—	—
	1/23/2002	15,000	—	26.65	1/23/2012	—	—
	6/12/2002	10,000	—	25.31	6/12/2012	—	—
	12/27/2002	16,000	—	24.70	12/27/2012	—	—
	6/6/2003	25,000	—	28.06	6/6/2013	—	—
	12/11/2003	100,000	—	26.64	12/11/2013	—	—
	1/5/2005	87,500	—	22.28	1/5/2015	—	—
	1/4/2007	37,500	12,500	30.16	1/4/2014	4,167	127,260
	1/2/2008	25,000	25,000	25.75	1/2/2015	8,334	254,520
	1/19/2009	—	37,500	15.53	1/19/2016	12,501	381,781
	1/28/2010	—	—	—	—	32,535	993,619

(1)	Stock options become exercisable in accordance with the vesting schedule below:
Option Awards Vesting Schedule

Name	Grant Date	Vesting
Peter F. Sinisgalli	3/16/2004	6.25% per quarter until accelerated in December 2005
	1/5/2005	6.25% per quarter until accelerated in December 2005
	11/29/2005	Vested immediately with sale restrictions lapsing 25% per year for 4 years
	1/4/2006	6.25% per quarter for 4 years
	1/4/2007	6.25% per quarter for 4 years
	2/1/2007	6.25% per quarter for 4 years
	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years

Dennis B. Story	3/16/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

Eddie Capel	7/12/2001	50% on 7/31/2003 and 7/31/2004
	12/17/2001	1/3 per year for 3 years
	1/23/2002	50% on 1/23/2004 and 1/23/2005
	12/27/2002	25% per year for 4 years until accelerated in December 2005
	12/16/2003	25% per year for 4 years until accelerated in December 2005
	1/4/2006	25% per year for 4 years
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

Option Awards Vesting Schedule (continued)

Name	Grant Date	Vesting
David K. Dabbiere	12/16/2003	25% per year until accelerated in December 2005
	5/3/2004	25% per year until accelerated in December 2005
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years

Jeffrey S. Mitchell	7/12/2001	100% on 12/31/03
	12/17/2001	1/3 per year for 3 years
	1/23/2002	50% on 1/23/2004 and 1/23/2005
	6/12/2002	50% on 6/30/2004 and 6/30/2005
	12/27/2002	25% per year for 3 years until accelerated in December 2005
	6/6/2003	1/3 per year for 3 years until accelerated in December 2005
	12/11/2003	8.33% per quarter until accelerated in December 2005
	1/5/2005	50% per year until accelerated in December 2005
	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
(2)	Restricted Stock vests in accordance with the schedule below:
Stock Awards Vesting Schedule

Name	Grant Date	Vesting
Peter F. Sinisgalli	1/4/2007	6.25% per quarter for 4 years
	2/1/2007	6.25% per quarter for 4 years
	7/19/2007	6.25% per quarter for 4 years
	1/2/2008	6.25% per quarter for 4 years
	1/19/2009	6.25% per quarter for 4 years
	1/28/2010	22,521 shares of service-based restricted stock, which vest 6.25% per quarter for 4 years
	1/28/2010	22,522 shares of performance-based restricted stock, 1/4 vest on first anniversary of the date of grant and the remaining shares vest 6.25% per quarter for 3 years

Dennis B. Story	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years

Eddie Capel	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years

David K. Dabbiere	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years

Jeffrey S. Mitchell	1/4/2007	25% per year for 4 years
	1/2/2008	25% per year for 4 years
	1/19/2009	25% per year for 4 years
	1/28/2010	25% per year for 4 years

Option Exercises and Stock Vested Table
The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2010.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number
	Number	Value	of Shares	Value
	of Options	Realized on	Acquired on	Realized on
Name	Exercised	Exercise	Vesting	Vesting
Peter F. Sinisgalli	—	$—	35,889	$964,799
Dennis B. Story	117,750	988,752	5,250	126,630
Eddie Capel	80,500	734,715	8,250	198,208
David K. Dabbiere	66,625	452,644	3,750	90,450
Jeffrey S. Mitchell	165,000	1,506,155	12,500	301,501
Potential Payments Upon Termination or Change-in-Control
The table below reflect amounts that would become payable to our named executive officers under existing employment agreements and severance and non-competition agreements assume that such termination or change in control was effective as of December 31, 2010.

			Value of
	Cash		Accelerated		Health
	Severance		Stock Vesting		Benefits
Peter F. Sinisgalli
Termination without cause or constructive termination	$711,000	(1)	$—		$21,430	(1)
Change of control with termination without cause or constructive termination	711,000	(1)	3,180,950	(3)	21,430	(1)
Dennis B. Story
Termination without cause or constructive termination	300,000	(2)	—		14,286	(2)
Change of control with termination without cause or constructive termination	300,000	(2)	1,161,378	(3)	14,286	(2)
Eddie Capel
Termination without cause	335,000	(2)	—		14,286	(2)
Change of control with termination without cause or constructive termination	335,000	(2)	2,082,934	(3)	14,286	(2)
David K. Dabbiere
Termination without cause	245,000	(2)	—		14,286	(2)
Change of control with termination without cause or constructive termination	245,000	(2)	780,273	(3)	14,286	(2)
Jeffrey S. Mitchell
Termination without cause or constructive termination	350,000	(2)	—		14,286	(2)
Change of control with termination without cause or constructive termination	350,000	(2)	2,444,555	(3)	14,286	(2)

(1)	Mr. Sinisgalli’s severance and non-competition agreement provides for the payment of eighteen months of his then current base salary and eighteen months of COBRA payments for medical and dental benefits for Mr. Sinisgalli and his family in the event of termination other than for Cause (as defined in the agreement). This agreement also provides for a gross up for any excise taxes up to $1 million, with certain exceptions. As of December 31, 2010, no excise tax would have been payable and therefore no amount related to excise tax has been included in the above table.

(2)	The severance and non-competition agreement of the named executive officers provide for the payment of twelve months of then current base salary and twelve months of COBRA payments for the executive’s and his family’s medical and dental benefits in the event of termination other than for cause (as defined in the agreement).

(3)	The named executive officers’ employment agreements provide for the vesting of all unvested options and restricted stock upon a change of control and subsequent termination other than for cause or constructive termination occurred within two years of such change of control. The amount included in the table for the vesting of these previously unvested stock options is the intrinsic value—i.e., the amount by which the market value of the Company’s common stock on December 31, 2010 ($30.54 per share) exceeded the exercise price as of December 31, 2010 of the unvested “in-the-money” stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 2010: Thomas E. Noonan (Chairman), John J. Huntz, Jr., Peter J. Kight and Brian J. Cassidy. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other directors requiring disclosure in this Proxy Statement.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and persons owning beneficially more than 10% of the Common Stock are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file with the Commission. To the Company’s knowledge, based solely on the information furnished to the Company, all directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2010, except inadvertent late filings to report: (1) the grant of common stock by the Company to Messrs. Capel, Dabbiere, Mitchell, Sinisgalli and Story on January 28, 2010; and (2) the exercise of stock options and disposition of common stock by Mr. Goodwin on November 24, 2010.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2011 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2011 (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).
Compensation Committee
Thomas E. Noonan, Chairman
Brian J. Cassidy
John J. Huntz, Jr.
Peter J. Kight
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
POLICY ON RELATED PARTY TRANSACTIONS
The Company’s Code of Business Conduct and Ethics, which is available in the Investor Relations section of our web site at www.manh.com, and its conflicts of interest policy provide generally that the Company’s directors, officers and employees must avoid any personal, financial or family interest that could keep such person from acting in our best interest. Approval of the Chief Executive and Chief Legal Officers is needed for such conflicts; however, the Company has an unwritten policy that conflicts involving directors or executive officers must be approved by the Audit Committee or the independent members of the Board of Directors.

AUDIT COMMITTEE REPORT
The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.
The Audit Committee of the Board of Directors currently consists of Messrs. Huntz (Chairman), Goodwin, Lautenbach and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.
In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 480), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm, Ernst & Young LLP, has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company is compatible with Ernst & Young LLP’s independence.
The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2010.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Audit Committee
John J. Huntz, Jr., Chairman
Paul R. Goodwin
Dan L. Lautenbach
Thomas E. Noonan
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2007 STOCK INCENTIVE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN
On April 4, 2007, our Board of Directors adopted the Manhattan Associates, Inc. 2007 Stock Incentive Plan (the “Plan”), and on May 18, 2007 our shareholders approved the Plan authorizing 2,300,000 shares available for grant. In April 2009, our Board of Directors approved the first amendment to the Plan, and on May 29, 2009, our shareholders approved the first amendment to the Plan (the “First Amendment”) to amend certain terms and to authorize an additional 2,400,000 shares, resulting in a total of 4,700,000 shares available for grant under the 2007 Plan. The Board of Directors requests that you approve an amendment to the Plan, as amended, to increase the number of shares issuable under the Plan by an additional 2,800,000 shares.
The purpose of the Plan is to promote our long-term success and increase shareholder value by:
•	attracting and retaining key employees and directors of outstanding ability;
•	encouraging key employees and directors to focus on long-range objectives; and
•	further aligning the interests of key employees and directors with the economic interests of the shareholders.
As intended, most of these 4,700,000 shares originally authorized under the Plan have been awarded to key employees and directors during the past five years (2007-2011). Following the annual grant to the Board of Directors, named executive officers and other employee participants, which occurred on January 27, 2011, the composition of outstanding awards and shares available for grant is as follows (in thousands, except weighted average information):

	As of February 16, 2011
Award Type	Awards Outstanding	Shares Available
Stock Options (1)	3,610
Restricted Stock	772

Total	4,382	995

(1) Outstanding Stock Option Detail:
Weighted Average Exercise Price	$24.99
Weighted Average Remaining Term	3.1 years
As discussed in “Compensation Discussion and Analysis,” in January 2010, the Compensation Committee approved certain changes to the Company’s historical equity incentive grant practices, with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. The changes eliminated stock option awards in favor of 100% restricted stock grants, of which 50% of the awards are service-based and 50% are performance-based, for all named executive officers and other employee participants in the Plan. The Board of Directors receives service-based restricted grants. The Compensation Committee however retains the discretion to adjust its equity compensation program from time to time to reflect changing circumstances or for other reasons, including by restoring the use of stock options as incentive awards. The Plan requires that “full value” awards—such as restricted stock, RSUs and performance shares— count as two shares against the total shares otherwise available for issuance under the Plan.

As of February 16, 2011, 995,311 shares were available under the Plan—or only 497,655 if all awards are issued as restricted stock, RSUs or other full value awards, as is the Company’s current policy. Assuming the approval of the amendment, the number of restricted stock shares or units that could be awarded on a pro forma basis as of February 16, 2011 would be approximately 1,900,000 due to the feature of the Plan that counts “full value” awards—such as restricted stock, RSUs and performance shares—as two shares against the total shares otherwise available for issuance under the Plan. The following table provides a historical view of the Company’s grant activity and the impact on the share pool for the 2007 Stock incentive Plan (in thousands).
Manhattan Associates 2007 Stock Incentive Plan Equity grant history and Share Pool Rollforward

		Restricted Stock Shares				Share
	Options	Service	Performance	Total	Full Value (1)	Pool (1)
2007 Shareholder Authorized — May 18, 2007						2,300
2007 grants issued	246	84	—	84	168	(414)
2007 grants forfeited/expired	—	—	—	—	—	—

Available at December 31, 2007						1,886
2008 grants issued	666	213	—	213	426	(1,092)
2008 grants forfeited/expired	67	14	—	14	28	95

Available at December 31, 2008						889
2009 Shareholder Authorized — May 29, 2009						2,400
2009 grants issued	639	211	—	211	422	(1,061)
2009 grants forfeited/expired	120	35	—	35	70	190

Available at December 31, 2009						2,418
2010 grants issued	18	250	187	437	874	(892)
2010 grants forfeited/expired	26	14	7	21	42	68

Available at December 31, 2010						1,594
2011 grants issued	—	153	148	301	602	(602)
2011 grants forfeited/expired	1	1	—	1	2	3

Available at February 16, 2011						995

2011 New Share Request Proposal — May 19, 2011 (2)						2,800
2011 Pro forma Total Available Fungible shares (2)						3,795
2011 Pro forma Total Whole Shares Available (2)						1,898

(1)	Full Value Shares, such as restricted stock, are counted as two shares towards the pool per the 2007 Incentive Plan. In 2010, the Company eliminated stock option grants in favor of 100% restricted stock grants, of which 50% of awards are service-based and 50% performance-based. The awards vest over a four year period from the date of grant.

(2)	Pro forma Total Whole Shares Available represent the actual shares available for grant at February 16, 2011 of approximately 995,000 shares under the Company’s current grant practices of restricted stock grants only plus the 2011 new share request of 2,800,000 shares which totals 3,795,000 available fungible shares. Under the Company’s current grant practices of granting restricted stock only this would provide approximately 1,900,000 shares available for restricted stock grants.
Voting Power Dilution
Since 2004, the Company has reduced its common shares outstanding 32% through its share buyback program, repurchasing 9.0 million shares, net of option exercises over that period. The Company’s share buyback program has been 100% self-funded through cash flow from operations and has served to return capital to our shareholders while being positively accretive to earnings per share. However, the significant share buyback activity has a negative effect on the overhang of equity incentives. Other factors impacting our voting power dilution are:
•	Like most technology companies, our historical compensation practice relied heavily on stock options to a broad group of employees. With the adoption of the 2007 Stock Incentive Plan, we decreased the number of participants in the Plan and in 2010 eliminated option grants in favor of 100% restricted stock.
•	A large portion of our current voting power dilution is based on former option awards under the old policy, which we have substantially improved through elimination of option grants and our share buyback program. Options outstanding from December 31, 2009 to February 16, 2011 have decreased 37% largely due to option exercise activity. We have mitigated the shareholder dilution from option exercises through our buyback program.

The following table provides a historical view of the Company’s voting power dilution trends from December 31, 2006 to February 16, 2011 covering the period of the 2007 Stock Incentive Plan’s existence (in thousands except voting power dilution %). Excluding share buybacks, pro forma voting power dilution has decreased from 27% to 18% from 2006 to 2010 and is projected to rise to 23% assuming the approval of the new share request. With the elimination of options in favor of restricted stock grants, excluding buybacks, pro forma voting power dilution at December 31, 2010 is 15% and rises to 18% with the approval of the new share request.

		Available		Total			Voting Power Dilution (VPD) %
		For	O/S	Overhang	Share	Pro Forma	Fungible Shares		Whole shares (3)
	CSO (1)	Grant	Awards	Shares	Buybacks	CSO (2)	Actual	Pro forma (4)	Actual	Pro forma (4)

2011	21,836	3,795	4,382	8,177	315	35,108	37%	23%	29%	18%
2010	21,730	1,594	4,504	6,098	2,717	34,687	28%	18%	24%	15%

2009	22,467	2,418	6,158	8,576	1,371	32,707	38%	26%
2008	23,581	889	6,364	7,253	1,706	32,450	31%	22%
2007	24,900	1,886	6,411	8,297	3,563	32,063	33%	26%
2006	27,610	1,962	6,315	8,277	773	31,210	30%	27%

(1)	CSO = Common shares outstanding. 2006 through 2010 are as of December 31; 2011 is as of February 16, 2011.

(2)	Pro forma CSO excludes historical share buybacks for the full year 2006 through 2010. 2011 is year to date as of February 16, 2011 and includes the 2,800,000 new share request proposal.

(3)	Whole Shares VPD% calculation assumes shares available for grant are divided by 2 for restricted stock grants under the Company’s current grant practice. In 2010, option grants were eliminated in favor of restricted stock grants.

(4)	Pro forma VPD% calculation eliminates the impact of historical share buybacks.
The Board believes that the addition of the new shares to the Plan will provide sufficient flexibility for the Company to continue providing competitive and appropriate long-term incentive opportunities to key employees for several years and that doing so is critical to attracting, motivating and retaining the talent necessary to deliver performance results and increases in shareholder value over time.
All key provisions and features of the 2007 Stock Incentive Plan remain the same, including:
•	No “liberal” share counting, i.e., shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price are not available for future issuance under the Plan;
•	Prohibition on stock option repricing or exchanges without shareholder approval; and
•	A fungible pool structure where grants of non-option awards (including restricted stock, restricted stock units and performance-based shares) count as 2 shares against the reserve.
Shares Issuable under the Plan
After careful consideration of various alternatives and approaches, the Board of Directors has approved, subject to shareholder approval, an amendment to the Plan to increase the number of shares available under the Plan by an additional 2,800,000 shares to provide approximately 1,400,000 available restricted shares for grant. The Company’s closing stock price on March 31, 2011, was $32.74. The shares issued by the Company under the Plan will either be treasury shares or authorized but unissued shares. The shares underlying any awards that are forfeited, canceled, expire or are terminated (other than by exercise) under the Plan are added back to the shares available for issuance under the Plan. Shares tendered or held back upon exercise of an option or settlements of an award to cover the exercise price or tax withholding are not available for future issuance under the Plan. Shares acquired by the Company in the open market using cash proceeds of option exercises will not be added back to the shares available for issuance under the Plan. To the extent any shares covered by a stock incentive remain unissued after the award is canceled, exchanged or expires unexercised, then such shares of Common Stock may again be available for use under the Plan.
New Plan Benefits. As of the date of this proxy statement, no awards have been made from the Plan from the 2,800,000 new shares to be added to the Plan. The amount of the awards to be made in the future under the Plan is not presently determinable.

Prior Awards Made Under the Plan
The following table sets forth the total number of stock options and restricted stock granted to such individuals and groups under the Plan since its inception in 2007, net cancellations, as of February 16, 2011.

	Number of Shares
Name and Position	Stock Options	Restricted Stock
Peter F. Sinisgalli, President, Chief Executive Officer and Director	320,000	186,633
Dennis B. Story, Executive Vice President, Chief Financial Officer and Treasurer	42,000	46,385
Eddie Capel, Executive Vice President and Chief Operating Officer	72,000	81,748
David Dabbiere, Senior Vice President and Chief Legal Officer	30,000	30,156
Jeffrey S. Mitchell, Executive Vice President — Americas Operations	100,000	90,401

All executive officers as a group (5 persons)	564,000	435,323
All non-employee directors as a group (7 persons)	182,500	100,398
All employees (other than executive officers) as a group	607,091	639,828

Total	1,353,591	1,175,549

The following table provides information regarding our current equity compensation plans as of February 16, 2011:
Equity Compensation Plan Information

	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options	outstanding options	future issuance under
Plan Category	and rights	and rights	equity compensation plans
Equity compensation plans approved by security holders	3,610,413	$24.99	995,311
Equity compensation plans not approved by security holders	—	—	—

Total	3,610,413	$24.99	995,311

As of December 31, 2010, there were 3,846,262 options outstanding with a weighted average exercise price of $25.06 per share and 1,594,226 shares available for issuance under the Plan.
As of February 16, 2011, there were 3,610,413 options outstanding with a weighted average exercise price of $24.99 per share and 995,311 shares available for issuance under the Plan.
Additional information regarding our equity compensation plans can be found in Note 2 of the Notes to our Consolidated Financial Statements in our Annual Report to Shareholders accompanying this proxy statement.
VOTE REQUIRED AND BOARD RECOMMENDATION
In order to be approved, the number of votes cast for approval of the Amendment must exceed the number cast against, assuming the presence of a quorum.
THE BOARD HAS DETERMINED THAT THE AMENDMENT IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE PLAN.
Below are the other key provisions of the Company’s 2007 Stock Incentive Plan, which remain the same.

Code Section 162(m) Participant Limitation
Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of one million dollars ($1,000,000) per year paid by a publicly traded corporation to the Chief Executive Officer, or any of the three (3) most highly compensated executive officers other than the principal financial officer and the Chief Executive Officer. Compensation realized with respect to stock options and stock appreciation rights, including upon exercise of a stock appreciation right or non-qualified stock options or upon a disqualifying disposition of an incentive stock option, as described below under “Federal Income Tax Consequences,” will be excluded from this deduction limit if certain requirements are satisfied, including a requirement that the plan under which such compensation is granted be approved by the Company’s shareholders. In addition, other types of awards under the Plan may be excluded from this deduction limit if they are conditioned on the achievement of one (1) or more of the performance measures described below, as required by Section 162(m) of the Code. To satisfy the requirements that apply to “performance-based” compensation, those performance measures must be approved by the Company’s shareholders, and approval of the amendment to the Plan as proposed in this Proposal 2 will constitute approval of those measures. In addition, to comply with Section 162(m) of the Code, no participant in the Plan may be granted Stock Incentives (as defined below) covering an aggregate number of shares of the Company’s common stock in excess of 2,000,000 in any calendar year, and any shares of the Company’s common stock subject to a Stock Incentive which again become available for use under the Plan after the cancellation, expiration or exchange of such Stock Incentive thereafter will continue to be counted in applying this calendar year limitation for participants in the Plan.
Term of the Plan
The Plan became effective when adopted by the Board of Directors on April 4, 2007 and the shareholders approved the Plan on May 18, 2007, and the First Amendment became effective when adopted by the Board of Directors in April 2009 and our shareholders approved the First Amendment on May 29, 2009. Unless the Plan is earlier terminated in accordance with its provisions, no stock incentives will be granted under the Plan after the earlier of May 29, 2019, or the date on which all of the shares reserved for the Plan have been issued or are no longer available for use under the Plan. If this Proposal 2 is approved, the date on which the Plan terminates will be extended to the earlier of May 19, 2021, or the date on which all of the shares reserved for the Plan have been issued or are no longer available for issuance under the Plan. However, the Plan will continue in effect until all outstanding stock incentives have been exercised in full or are no longer exercisable.
Administration of the Plan
The Plan will continue to be administered by the Board of Directors or a committee appointed and delegated by the Board. The Board of Directors will have full power to interpret the Plan and any agreement or instrument entered into thereunder, determine the terms and conditions of any outstanding stock incentives as allowed under the Plan and make all other determinations or take such other actions as may be necessary or advisable for the administration of the Plan.
Types of Stock Incentives
The Board of Directors may grant the following stock incentives under the Plan (each individually, a “Stock Incentive”):
•	stock options to purchase shares of Common Stock, including options intended to qualify under Section 422 of the Internal Revenue Code (“incentive stock options”) and options not intended to qualify under Section 422 of the Internal Revenue Code (“non-qualified stock options”);
•	restricted stock awards;
•	restricted stock units; and
•	stock appreciation rights.
Shares subject to stock options or stock appreciation rights count against the available share pool as one share, and shares subject to restricted stock or restricted stock unit awards (including performance-based awards) count against the available share pool as two shares. Stock incentives that settle only in cash do not count against the share limit.
Each of the above Stock Incentives will be evidenced by a stock incentive agreement executed by the Company and the eligible recipient, in such form and with such terms and conditions as the Board of Directors may, pursuant to the provisions of the Plan, determine in its discretion from time to time.

Eligible Recipients
Awards of Stock Incentives under the Plan may be made to all employees and non-employee directors of, and consultants or advisors that provide services to, the Company or its subsidiaries (collectively, the “Participants”). Only employees are eligible to receive a grant of incentive stock options.
Provisions Applicable to Stock Options
Exercise Price. The exercise price per share of each stock option will not be less than the fair market value of a share of our common stock on the grant date. With respect to each grant of an incentive stock option to a recipient who is a shareholder holding more than 10% of the Company’s total voting stock, the exercise price will not be less than 110% of the fair market value of the shares. The Board of Directors may not adjust the exercise price of a stock option to a lower price without first receiving the approval of our shareholders.
Option Term. Stock options may not be exercised after the seventh anniversary of the grant date, except that any incentive stock option granted to a ten-percent shareholder may not be exercised after the fifth anniversary of the grant date.
Transferability Restrictions. A stock option issued under the Plan may not be transferable or assignable except by will or by the laws of descent and distribution and may be exercisable only by the Participant during the Participant’s lifetime, subject to certain exceptions provided in the Plan. However, a non-qualified stock option may be transferred by the Participant as a bona fide gift to his or her spouse, lineal descendant or ascendant, siblings and children by adoption.
Payment. Payment for shares purchased pursuant to the exercise of a stock option may be made in cash only. In addition, the stock option may be exercised through a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Board of Governors of the Federal Reserve System, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Except as otherwise provided in the Plan, payment must be made at the time that the stock option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. Other methods of payment may also be used if approved by the Board of Directors in its sole and absolute discretion and provided for under the related stock incentive agreement.
Provisions Applicable to Stock Appreciation Rights
Terms, Conditions and Restrictions. A stock appreciation right is a contractual right whereby the Participant, without payment to the Company (except for any applicable withholding or other taxes), receives cash, shares, a combination thereof, or such other consideration as the Board of Directors may determine, in an amount equal to the excess of the fair market value per share on the exercise date over the exercise price per share for that stock appreciation right. The exercise price per share for the stock appreciation right will not be less than the fair market value of a share of our common stock at the grant date. The Board of Directors may not adjust the exercise price of a stock appreciation right to a lower price without first receiving the approval of our shareholders.
Transferability Restrictions. No stock appreciation right granted under the Plan may be transferred, pledged, assigned or otherwise alienated other than by will or the laws of descent and distribution and may be exercisable only by the Participant. However, a stock appreciation right may also be transferred by the Participant as a bona fide gift to his or her spouse, lineal descendant or ascendant, siblings and children by adoption.
Provisions Applicable to Restricted Stock Awards
Terms, Conditions and Restrictions. The Board of Directors may determine the terms, conditions, restrictions and other provisions of each restricted stock award. Restricted stock awards issued under the Plan may have restrictions that lapse based upon the service of a Participant, or based upon the attainment of performance goals established pursuant to the business criteria listed in the Plan and described below, or based upon any other criteria that the Board of Directors may determine appropriate. The Board of Directors may require a cash payment from the Participant in exchange for the grant of a restricted stock award or may grant a restricted stock award without the requirement of a cash payment.

Transferability Restrictions. A restricted stock award may not be transferred by the Participant, other than by will or by the laws of descent and distribution.
Voting, Dividends and Other Rights. Unless the related stock incentive agreement provides otherwise, recipients of restricted stock awards are entitled to vote and to receive dividends during the periods of restriction.
Provisions Applicable to Restricted Stock Units
Terms, Conditions and Restrictions. A restricted stock unit entitles the Participant to receive one share of Common Stock at such future time and upon such terms as specified by the Board of Directors in the applicable stock incentive agreement. Restricted stock units issued under the Plan may have restrictions that lapse based upon the service of a Participant, or based upon other criteria that the Board of Directors may determine appropriate. The Board of Directors may require a cash payment from the recipient in exchange for the grant of a restricted stock unit or may grant a restricted stock unit without the requirement of a cash payment.
Transferability Restrictions. A restricted stock unit may not be transferred by the recipient, other than by will or by the laws of descent and distribution.
Voting, Dividends and Other Rights. Unless the related stock incentive agreement provides otherwise, recipients of restricted stock units are not entitled to vote and to receive dividends until they become owners of the shares pursuant to their restricted stock units.
Performance Goals
If awards granted or issued under the Plan are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure(s) to be used for purposes of such awards shall be chosen by a Committee composed of solely two or more directors who qualify as “non-employee directors” under Rule 16b-3(b)(3) under the Exchange Act, and “outside directors” under Section 162(m) of the Code and the regulations promulgated thereunder from the following: earnings per share; net income (before or after taxes); return measures (including, but not limited to, return on assets, equity or sales); cash flow return on investments which equals net cash flows divided by owners equity; earnings before or after taxes; depreciation and/or amortization; gross revenues; operating income (before or after taxes); total shareholder returns; corporate performance indicators (indices based on the level of certain services provided to customers); achievement of sales targets; completion of acquisitions; cash generation; profit and/or revenue targets; growth measures, including revenue growth, as compared with a peer group or other benchmark; share price (including, but not limited to, growth measures and total shareholder return); and/or pre-tax profits.
Change of Control
Upon the occurrence of a “change in control” (as defined in the Plan), with respect to any Stock Incentive granted under the Plan that is not so assumed or substituted (a “Non-Assumed Stock Incentive”), the Board of Directors may, at its discretion, (i) accelerate the vesting and/or exercisability of such Non-Assumed Stock Incentive; (ii) cancel any such Non-Assumed Stock Incentive that has not vested nor become exercisable as of the effective date of the change in control; (iii) cancel such Non-Assumed Stock Incentive in exchange for its in-the-money value, if any, as determined in the Plan; (iv) cancel such Non-Assumed Stock Incentive after providing the opportunity to exercise such Stock Incentive prior to the change of control; or (v) cancel any Non-Assumed Stock Incentive that does not have any in-the-money value.
Amendment and Termination
The Board of Directors may suspend, terminate or amend the Plan from time to time; except that certain amendments as specified in the Plan may not be made without the approval of the shareholders of the Company, including an amendment to increase the number of shares reserved and issuable under the Plan, to extend the term of the Plan, or to decrease the minimum exercise price of any Stock Incentive. The Board of Directors may also modify, amend or cancel any Stock Incentive granted under the Plan; provided, however, that without the consent of the Participant affected, no such modification, amendment or cancellation may diminish the rights of such Participant under the Stock Incentive previously granted under the Plan.

Federal Income Tax Consequences
The following is a brief outline of the federal income tax consequences to Participants of the receipt or exercise of Options. It does not discuss all the possible tax consequences of exercising options, which depend on each employee’s own individual tax and financial situation.
Incentive Stock Options. A Participant who receives an incentive stock option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option. However, the difference between the exercise price and the fair market value of the underlying Shares on the date of exercise (referred to as the “spread”) generally will constitute an item of alternative minimum tax adjustment for purposes of the alternative minimum tax for the year in which the option is exercised, and thus may increase the federal income tax liability of the option holder as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Internal Revenue Code. The Participant generally will be entitled to long-term capital gain treatment upon the sale of Shares acquired pursuant to the exercise of incentive stock options, if the Shares have been held for more than two years from the date of grant of the option and for more than one year after exercise.
If the Participant disposes of Shares acquired pursuant to the exercise of an incentive stock option before the expiration of either of these holding periods (a “disqualifying disposition”), generally the gain realized on disposition will be ordinary compensation income to the extent of the spread (or, if less, the amount realized on such disposition). However, if the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of (i) the fair market value of the Shares as of a later date (such later date being the earlier of (1) the expiration of 6 months from the date of exercise, or (2) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Internal Revenue Code § 83(b) election, in which event the fair market of the Shares will be determined on the date of exercise) and (ii) the price at which the Shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the Shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the Shares is less than the option exercise price, the option holder will recognize a capital loss equal to the excess of the option exercise price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to the long-term capital assets is satisfied.
For these purposes, the use of Shares acquired upon exercise of an incentive stock option to pay the option exercise price of another option (whether or not it is an incentive stock option) will be considered a disposition of the Shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such Shares after holding them for the requisite holding periods or transfers Shares acquired pursuant to exercise of a nonqualified stock option or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred Shares were acquired pursuant to an incentive stock option and regardless of how long the option holder has held such Shares, the basis of the new Shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new Shares equal to the number of older Shares tendered (in payment of the option’s exercise) is considered exchanged under Internal Revenue Code §1036 and the rulings thereunder. Accordingly these new Shares receive the same holding period and the same basis the option holder had in the old tendered Shares, if any, plus the amount included in income from the deemed sale of the old Shares and the amount of cash or other non-stock consideration paid for the new Shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered Shares receives a basis of zero, and the option holder’s holding period with respect to such Shares commences upon exercise.
An option holder may have tax consequences upon exercise of an incentive stock option if the aggregate fair market value of Shares of the Common Stock subject to incentive stock options which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess Shares will be treated as though they are subject to a nonqualified stock option instead of an incentive stock option. Upon exercise of an option with respect to these Shares, the option holder will have the tax consequences described below with respect to the exercise of nonqualified stock options.

There will be no tax consequences to the Company upon issuance or, generally, upon exercise of an incentive stock option. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company generally will have a deduction in the same amount, provided the Company satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.
Nonqualified Stock Options. A Participant generally does not recognize income for federal income tax purposes upon the date of grant of a nonqualified stock option, unless the nonqualified stock option itself has a readily ascertainable fair market value (usually meaning that the option itself is traded). However, the holder of a nonqualified stock option must recognize ordinary income upon exercise in the amount of the spread. If the option holder is subject to suit under Section 16(b) of the Securities Exchange Act of 1934 (the short swing profits rule), the option holder recognizes ordinary income in the amount by which the fair market value of the Shares determined as of a later date exceeds the exercise price for such Shares, with such later date being the earlier of (i) the expiration of 6 months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Securities Exchange Act of 1934, unless the option holder makes a timely Internal Revenue Code §83(b) election, in which event the fair market value of the Shares will be determined on the date of exercise. The Company generally will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company’s tax year during which the option holder recognizes ordinary income, provided the Company satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.
Upon the sale of Shares acquired pursuant to the exercise of Nonqualified Stock Options, the Participant will recognize capital gain (or loss) to the extent that the amount realized from the sale exceeds (or in the case of a loss, is less than) the fair market value of the Shares on the date of exercise (or, if the option holder was subject to Section 16(b) of the Securities Exchange Act of 1934 and did not make a timely Internal Revenue Code §83(b) election, the fair market value on the delayed determination date, if applicable). This gain will be long-term capital gain (or loss, as the case may be) if the Shares have been held for more than one year after exercise.
Special rules apply to a Participant who exercises a nonqualified stock option by paying the exercise price, in whole or in part, by the transfer of Shares to the Company. If an option holder exercises a nonqualified stock option by paying the option exercise price with previously acquired Shares, the option holder will generally recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new Shares equivalent to the number of older Shares tendered (in payment of the nonqualified stock option exercised) is considered to have been exchanged in accordance with Internal Revenue Code §1036 and the rulings thereunder. Accordingly, no gain or loss is recognized upon the exchange, and the new Shares received in the exchange obtain the same holding period and the same basis the option holder had in the old tendered Shares. In the second step, with respect to the number of new Shares acquired in excess of the number of old Shares tendered, the option holder will recognize income on those new Shares equal to their fair market value less any non-stock consideration tendered. The excess new Shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any non-stock consideration tendered. Their holding period for the excess new Shares will commence upon the exercise of the Option.
Stock Appreciation Rights. At the time a stock appreciation right is granted, a stock appreciation right holder will recognize no taxable income, and there are no tax consequences to the Company. The stock appreciation right holder will recognize taxable income at the time the stock appreciation right is exercised in an amount equal to the amount of cash and the fair market value of the shares of the Common Stock received upon such exercise. However, if the stock appreciation right holder is subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the stock appreciation right holder will recognize taxable income at the time the stock appreciation right is exercised in an amount equal to the amount of cash received upon exercise and the fair market value (determined as of the earlier of (i) the expiration of 6 months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such stock appreciation right holder to suit under Section 16(b) of the Securities Exchange Act, unless the stock appreciation right holder makes a timely Internal Revenue Code §83(b) election) of the Common Stock received upon such exercise. The income recognized on exercise of a stock appreciation right will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction with respect to the exercise of a stock appreciation right in an amount equal to the amount of ordinary income recognized by the stock appreciation right holder upon such exercise, provided the Company satisfies applicable federal income tax reporting requirements or the stock appreciation right holder actually reports such income on his or her federal income tax returns. Any gain or loss upon the disposition of the Common Stock acquired pursuant to the exercise of a stock appreciation right will qualify as short-term or long-term capital gain or loss depending on how long the stock appreciation right holder holds the Common Stock before such disposition.

Restricted Stock Awards. A holder of a restricted stock award will generally recognize income upon its receipt, but only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock award is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the Shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the Shares that become non-forfeitable during that year. If a holder of a restricted stock award cannot sell the Shares without being subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the Shares will be treated as subject to a substantial risk of forfeiture. The income recognized will be equal to the fair market value of those Shares, determined as of the time that the restrictions on those Shares lapse, less any purchase price paid. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock award, provided the Company satisfies applicable federal income tax reporting requirements or the holder of the restricted stock award actually reports such income on his or her federal income tax return.
Alternatively, a holder of a restricted stock award may make a timely Internal Revenue Code §83(b) election to recognize ordinary income for the taxable year in which he receives a restricted stock award in an amount equal to the fair market value of all Shares awarded to him (even if the Shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the Shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the purchase price, if any, and the amount received on the disposition of the Shares. Such gain will be taxable at the applicable capital gains rate. A timely Internal Revenue Code §83(b) election must be made within 30 days after the transfer of the restricted stock award to the holder. The Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election, provided the Company satisfies applicable federal income tax reporting requirements or the employee actually reports such income on his or her federal income tax returns.
Cash dividends paid to a holder of a restricted stock award prior to the date the underlying Shares are no longer subject to a substantial risk of forfeiture or are forfeited are treated as ordinary income of the holder of the Shares in the year received. Depending upon the period Shares are held after receipt by a holder of a restricted stock award, the sale or other taxable disposition of such Shares will result in short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such Shares generally (i) when the Shares are no longer subject to a substantial risk of forfeiture, or (ii) upon receipt if a timely Internal Revenue Code §83(b) election was made with respect to the Shares.
Limitation on Company Deductions. Notwithstanding the preceding provisions, generally no federal income tax deduction is allowed for compensation paid to a “covered employee” in any taxable year of the Company, to the extent that such compensation exceeds $1,000,000 and the Company is a publicly held corporation. For this purpose, “covered employees” are generally the chief executive officer of the Company and the three highest compensated officers of the Company, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is commission based compensation, performance based compensation, compensation which would not be includable in an employee’s gross income, and compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.
Regulations indicate that compensation attributable to a stock option or a stock appreciation right will generally satisfy the limitation exception for performance based compensation if the grant or award is made by a “compensation committee” (a committee composed of “outside” directors), the plan under which the option or right is granted states the maximum number of shares with respect to which the options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Options, stock appreciation rights and other awards granted under the Plan may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.
Restricted Stock Units. Generally, if a restricted stock unit is designed so as to be paid on or shortly after the restricted stock unit becomes vested and no longer subject to a substantial risk of forfeiture, then the cash or the fair market value of the Shares paid upon the vesting of the restricted stock unit will be ordinary income to the restricted stock unit recipient and the Company will be entitled to an income tax deduction for such amount as compensation paid. However, if a restricted stock unit is not so designed, the restricted stock unit may be deemed a nonqualified deferred compensation plan under Internal Revenue Code §409A, in which case, unless the restricted stock unit is designed to meet the requirements of Internal Revenue Code §409A, the restricted stock unit recipient would be subject to immediate taxation upon receipt of the restricted stock unit as ordinary income, along with an additional twenty-percent (20%) tax, and further tax could be imposed each following year. If the restricted stock unit may be deemed a nonqualified deferred compensation plan under Internal Revenue Code §409A and is designed to meet the requirements of Internal Revenue Code §409A, then the case or the fair market value of the Shares paid under the restricted stock unit would be ordinary income to the restricted stock unit recipient at the time of payment, and the Company will be entitled to an income tax deduction for such amount as compensation paid during the year of actual payment. The requirements of Internal Revenue Code §409A that must be met by a restricted stock unit to avoid immediate taxation generally are that the timing and form of payment must be specified at the time of grant of the restricted stock unit, that the restricted stock unit may only provide for payment at certain times, and that no payments under the restricted stock unit may be accelerated. Other requirements may also apply as well.

Golden Parachute Payments. The terms of Stock Incentive Agreement evidencing awards under the Plan may provide for accelerated vesting of a Stock Incentive in connection with a change in ownership or control of the Company. In such event, certain amounts with respect to such Stock Incentives may be characterized as “parachute payments” under the golden parachute provisions of the Internal Revenue Code. Under Section 280G of the Internal Revenue Code, no federal income tax deduction is allowed to a corporation for “excess parachute payments” made to “disqualified individuals,” and receipt of such payments subject the recipient to a 20% excise tax under Internal Revenue Code §4999. For this purpose, “disqualified individuals” are generally officers, shareholders or highly compensated individuals performing services for a corporation, and the term “excess parachute payments” includes payments in the nature of compensation which are contingent on a change in ownership or effective control of a corporation, to the extent that such payments (in present value) exceed three times the payee’s average annual taxable compensation from the corporation for the previous five years. Certain payments with respect to non-publicly traded corporations, payments for reasonable compensation for services rendered after a Change of Control and payments from qualified plans are generally not included in determining “excess parachute payments.” If payments or accelerations may occur with respect to Stock Incentives granted under the Plan, certain amounts in connection with such awards may possibly constitute “parachute payments” and be subject to these “golden parachute” tax provisions.
The Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not intended to be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
The state income tax consequences of Stock Incentives under the Plan depend on the individual laws of each particular state.
PROPOSAL 3
RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal).
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 13, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals - the attainments of which do not require the taking of an unreasonable amount of risk. For 2010 the following reflects the target pay mix for our CEO and the aggregate target pay mix for our other four Named Executive Officers:

For 2010, the short-term incentive opportunity was tied to the attainment of the Company’s Revenue and adjusted EPS results for the year. The Board believes these measures are the critical indicators of the Company’s short-term execution and positioning for long-term success. For 2010, the long-term incentive opportunity was provided in the form of performance-based and service-based restricted stock. The Board believes that this equity grant mix achieves the Company’s long-term performance and retention objectives while minimizing annual share usage and aggregate equity plan dilution.
Based on the Company’s strong financial results in 2010, short-term incentive awards were earned at 143% of the target award opportunity, the performance-based restricted stock was earned, and executive stock ownership value increased commensurate with the increase in total shareholder value. This strong alignment between Company results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design.
The Compensation Committee periodically reviews the Company’s overall approach to executive compensation to ensure that the Company’s current executive compensation levels, policies and practices continue to be in line with industry practices and reflective of best practices. The following are a few highlights regarding our overall governance of executive compensation and the design of our current programs, policies and practices:
•	Separate CEO and Chairman of the Board
•	Stock ownership by all outside directors
•	Oversight by an active, engaged, and independent Compensation Committee
•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking
•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval
•	Stock ownership by all Named Executive Officers
•	Double-trigger change-in-control payments
•	Limited executive perquisites
•	Prohibition on short sales in our stock by employees and directors
The “Compensation Discussion and Analysis” discussion beginning on page 13 includes additional details about our executive compensation programs. In light of the above, the Company believes that its compensation of the Named Executive Officers for fiscal 2010 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders. The Say on Pay proposal is set forth in the following resolution:
RESOLVED, that the shareholders of Manhattan Associates approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Manhattan Associates, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
PROPOSAL 4
RESOLUTION TO DETERMINE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to a non-binding shareholder vote to determine whether a shareholder vote to approve the compensation of our named executive officers (that is, a vote similar to the non-binding vote in Proposal No. 3 immediately above) should occur every one, two or three years. Shareholders may also abstain from voting on the matter.
The Board believes that a non-binding shareholder vote on executive compensation should occur every year because it provides the highest level of accountability and communication by enabling the non-binding shareholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders. Accordingly, the Board recommends voting for an annual advisory shareholder vote on executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:
RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast will be the shareholders’ preferred frequency with which the Company should hold an advisory shareholder vote to approve , the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Manhattan Associates, Inc.
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when deciding on a frequency.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
In January 2011, the Board of Directors appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to the submission and approval of a budget for audit and audit related fees for services to be rendered for our 2011 fiscal year. The appointment of Ernst & Young LLP was recommended to the Board by its Audit Committee. In the event shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
Audit and Non-Audit Fees
The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2010	2009
	(in thousands)
Audit Fees (1)	$877	$930
Audit-related Fees (2)	25	—
Tax Fees (3)	82	145
All Other Fees (4)	2	2

Total Fees	$986	$1,077

(1)	Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Audit-related fees consisted of charges related to certain agreed upon procedures engagements.

(3)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.

(4)	All other fees include charges for products and/or services other than those described above.
The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.
SHAREHOLDER PROPOSALS
Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2012 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2011, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2012 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.
In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

COMMUNICATION WITH DIRECTORS
We have established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. All communications made by this means will be received directly by the Chairman of the Audit Committee.
FORM 10-K EXHIBITS
We have included with this Proxy Statement a copy of our Form 10-K which is part of our Annual Report to Shareholders for the fiscal year ending December 31, 2010, including the financial statements, schedules and list of exhibits. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.
OTHER MATTERS
Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and shareholders.
BY ORDER OF THE BOARD OF DIRECTORS,
/s/ David K. Dabbiere
David K. Dabbiere
Senior Vice President, Chief Legal Officer and Secretary

Annex A
SECOND AMENDMENT TO THE
MANHATTAN ASSOCIATES, INC. 2007 STOCK INCENTIVE PLAN
Paragraph 3.1 of the Manhattan Associates, Inc. 2007 Stock Incentive Plan shall be amended by deleting “Four Million Seven Hundred Thousand (4,700,000)” and replacing it with “Seven Million Five Hundred Thousand (7,500,000).”
Except as set forth in this Second Amendment, the other provisions of the Manhattan Associates, Inc. 2007 Stock Incentive Plan shall remain in full force and effect in accordance with their respective terms.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4.
1. Election of Director:	For	Withhold	+
01 - Brian J. Cassidy	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Proposal to approve an amendment to the Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended, to increase the number of shares of common stock issuable under the plan.	☐	☐	☐	4. Non-binding resolution to determine the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

						For	Against	Abstain

3. Non-binding resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐	5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐
 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X 1 1 3 7 2 1 2	+
              01AT5B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Manhattan Associates, Inc.

2300 Windy Ridge Parkway
Suite 1000
Atlanta, Georgia 30339
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter F. Sinisgalli and David K. Dabbiere, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 31, 2011, at the annual meeting of Shareholders to be held on May 19, 2011 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the accompanying Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.
Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” the Nominee in Proposal 1 and “FOR” Proposals 2, 3 and 5 and every 1 YR for Proposal 4.
It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.
This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to:
Proxy Services, C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.
(Please date and sign on reverse)
(Continued on reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. These methods are valid under §14-2-722 of the Georgia Business Corporation Code.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/MANH • Follow the steps outlined on the secured website.

Vote by telephone
   •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
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Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4.
1. Election of Director:	For	Withhold	+
01 - Brian J. Cassidy	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Proposal to approve an amendment to the Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended, to increase the number of shares of common stock issuable under the plan.	☐	☐	☐	4. Non-binding resolution to determine the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

						For	Against	Abstain

3. Non-binding resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐	5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐
 B    Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Manhattan Associates, Inc.

2300 Windy Ridge Parkway
Suite 1000
Atlanta, Georgia 30339
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter F. Sinisgalli and David K. Dabbiere, Esq., and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 31, 2011, at the annual meeting of Shareholders to be held on May 19, 2011 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the accompanying Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.
Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” the Nominee in Proposal 1 and “FOR” Proposals 2, 3 and 5 and every 1 YR for Proposal 4.
It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.
This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to:
Proxy Services, C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.
(Please date and sign on reverse)
(Continued on reverse side)